Exhibit 26(d)(1):  Variable Universal Life Policy (Form No. 2521(VUL)-10/10)

Security Life of Denver Insurance Company

A STOCk Company

INSURED:	[JOHN DOE]
POLICY DATE:	[October 20, 2010]
POLICY NUMBER:	[67000001]

WE AGREE TO PAY the Death Benefit Proceeds to the beneficiary on the death of the Insured while your policy is in force, subject to your policy provisions.

WE ALSO AGREE to provide the other rights and benefits of your policy, subject to its provisions.

Please Read Your Policy Carefully

RIGHT TO EXAMINE PERIOD: You have the right to examine and return your policy. You may return it by mail or other delivery to the agent/registered representative who sold it to you or to the ING Customer Service Center within 10 days after you receive it. It will then be void from the beginning. Once you have returned your policy during the Right to Examine Period, we will refund all premiums paid.

Your policy is signed for Security Life of Denver Insurance Company by:

/s/ Donald W. Britton	/s/ Joy M. Benner
[Donald W. Britton]	[Joy M. Benner]
President	Secretary

In your policy, “you” and “your” refer to the owner of this policy; “we, “us” and “our” refer to Security Life of Denver Insurance Company.

Your policy is a FLEXIBLE PREMIUM ADJUSTABLE VARIABLE UNIVERSAL LIFE INSURANCE POLICY.

Your policy provides Death Benefit Proceeds and other values that are variable when based on the investment experience of the Subaccounts of the Separate Account. The duration of coverage may be affected and these values may increase or decrease based on investment experience of the Subaccounts of the Separate Account chosen by you. We do not guarantee these values as a fixed dollar amount.

The Death Benefit Proceeds are payable on the Insured's death.

Flexible premiums are payable by you until Attained Age 121.

Your policy is nonparticipating and is not eligible for dividends.

There is no maturity date.

SECURITY LIFE OF DENVER INSURANCE COMPANY

[Home Office Denver, Colorado]	[ING Customer Service Center P.O. Box 5065 Minot, ND 58702-5065 Toll Free Number: 1-877-253-5050]

2521(VUL)-10/10

TABLE OF CONTENTS

SCHEDULE........................................................................................................................................ 4

SEGMENT BENEFIT PROFILE

ADDITIONAL BENEFITS AND RIDERS

GUARANTEED MAXIMUM POLICY CHARGES

GUARANTEED MAXIMUM MONTHLY RIDER CHARGES

POLICY FEATURES AND BENEFITS

DEATH BENEFIT FACTORS

POLICY TABLE OF GUARANTEED RATES – [SEGMENT #1]

ADJUSTABLE TERM INSURANCE RIDER TABLE OF TARGET DEATH BENEFITS, IF APPLICABLE

ADDITIONAL INSURED RIDER TABLE OF GUARANTEED RATES, IF APPLICABLE

2521(VUL)-10/10	2

We place a copy of your application and any amendments, endorsements and riders at the end of your policy provisions and these documents are part of your policy.

2521(VUL)-10/10	3

SCHEDULE

POLICY NUMBER	[67000001]
POLICY DATE	[October 20, 2010]

INSURED	[JOHN DOE]
AGE/GENDER	[35 MALE]
RISK CLASS	[STANDARD NO TOBACCO]
[RATING FACTOR]	[1.00]
[FLAT EXTRA AMOUNT (PER MONTH PER $1,000.00)]	[$0.00 for 0 policy years]

MINIMUM DEATH BENEFIT	$[100,000.00]
TARGET DEATH BENEFIT	$[250,000.00]*
STATED DEATH BENEFIT	$[250,000.00]

DEATH BENEFIT OPTION	[1]
MONTHLY PROCESSING DATE	[20th]

SCHEDULED PREMIUM	$[3,000.00 annual]

DEFINITION OF LIFE INSURANCE TEST	[GUIDELINE PREMIUM TEST]

Coverage will expire prior to Attained Age 121 if your policy’s Net Account Value is insufficient to continue coverage. Exercise of certain rights under your policy will affect the death benefit coverage, including but not limited to partial withdrawals and loans. Coverage will also be affected by changes to the current Monthly Deduction, the investment experience of the Subaccounts of the Separate Account, and changes to the interest rate credited to amounts allocated to the Guaranteed Interest Division.

If your policy is in force at Attained Age 121, it will continue as stated in the Continuation of Coverage section of your policy.

*The Target Death Benefit is an amount of death benefit coverage scheduled by you and subject to our approval. It may change at the beginning of each policy year. For details, see your Table of Target Death Benefits Schedule and your Adjustable Term Insurance Rider, if applicable. If you do not have an Adjustable Term Insurance Rider, the Target Death Benefit in all years is the same as the Stated Death Benefit.

The capitalized terms used in this Schedule are defined in the “Terms to Understand” section of the policy. Please refer to that section for further explanation about these terms.

2521(VUL)-10/10	4

SCHEDULE (Continued)

SEGMENT BENEFIT PROFILE

The Stated Death Benefit shown on Schedule page 4 is Segment #1. Subject to our underwriting approval, you may add additional Segments to your policy. We will show each new Segment separately in a new Schedule. For details, see the Death Benefit Provisions section.

Segment #1
Segment Effective Date	[October 20, 2010]
Segment Stated Death Benefit	$[250,000.00]
Segment Target Premium (Annual)	$[1,647.50]
Insured	[John Doe]
Age/Gender	[35 Male]
Risk Class	[Standard No Tobacco]
[Rating Factor]	[1.00]
[Flat Extra Amount (per month per $1,000.00)]	[$0.00 for 0 policy years]

2521(VUL)-10/10
4A

SCHEDULE (CONTINUED)

ADDITIONAL BENEFITS AND RIDERS

(For charges, if any, see the Rider Charges section. For details on each rider, see your rider and your policy prospectus.)

ACCELERATED BENEFIT RIDER

[ADJUSTABLE TERM INSURANCE RIDER
Rider Death Benefit]	[Benefit equals the difference between the Total Death Benefit and the Base Death Benefit.]

[GUARANTEED DEATH BENEFIT RIDER
Guarantee Period Expiration Date	[mm/dd/yyyy]
Guarantee Period Annual Premium]	[$x.xx]

OVERLOAN LAPSE PROTECTION RIDER

[WAIVER OF COST OF INSURANCE RIDER
The Waiver of Cost of Insurance Rider rating is x.xx times standard]

[WAIVER OF SPECIFIED PREMIUM RIDER
Monthly Specified Premium	[$x.xx]
The Waiver of Specified Premium Rider rating is x.xx times standard]

Unless otherwise stated above, the risk class, rating factor and/or flat extra amount, if any, is the same as Segment #1.

The information provided above is for each rider on the Policy Date. Some rider death benefits may change at the beginning of each policy year. For details, see your rider and applicable Schedules, if any.

2521(VUL)-10/10
4B-1

SCHEDULE (CONTINUED)

ADDITIONAL BENEFITS AND RIDERS (CONTINUED)

Additional Insured Rider #[1]
Effective Date	[October 20, 2010]
Additional Insured Rider Death Benefit	$[50,000.00]
Additional Insured	[Jane Doe]
Age/Gender	[25 Female]
Risk Class	[Standard No Tobacco]
[Rating Factor]	[1.00]
[Flat Extra Amount (per month per $1,000.00)]	[$0.00 for 0 policy years]

2521(VUL)-10/10
4B-2

SCHEDULE (CONTINUED)

GUARANTEED MAXIMUM POLICY CHARGES

a.             Guaranteed Maximum Premium Expense Charge (of each premium)

15.00%

b.             Guaranteed Maximum Monthly Charges

1.              Cost of Insurance Charge
See the Policy Table of Guaranteed Rates Schedule.

2.              Policy Charge
$13.00 per policy month in all policy years.

3.              Administrative Charge per $1,000.00 of Stated Death Benefit
Segment #1
	Segment Years 1 – 5	$[0.09675]
	Segment Years 6+	$[0.09000]

4.              Mortality and Expense Risk Charge
(This charge is multiplied by the amount invested in the Subaccounts of the Separate Account)	0.033333% (0.40% annually)

c.              Guaranteed Maximum Transaction Charges

1.              Partial Withdrawal Service Fee
(per partial withdrawal)	$[10.00]

2.              Excess Policy Illustration Fee
(for each illustration after the first in a policy year)	$[25.00]

2521(VUL)-10/10
4C-1

SCHEDULE (CONTINUED)

GUARANTEED MAXIMUM POLICY CHARGES

d.             Surrender Charge

These are the maximum surrender charges for the initial Stated Death Benefit shown in your Segment Benefit Profile Schedule for Segment #1. These charges may change if there is an increase or decrease in the Stated Death Benefit. The surrender charge is zero at the beginning of the 16th year following a Segment's effective date.

If surrender charges are applicable, the exercise of a policy right that decreases the Stated Death Benefit will result in the deduction of a surrender charge from the Account Value. For details, see the Requested Decreases, Partial Withdrawal Provisions and Surrender Provisions sections.

Segment #1 Segment Year	Maximum Surrender Charge Amount
1	$[4,500.00]
2	$[4,500.00]
3	$[4,500.00]
4	$[4,500.00]
5	$[4,500.00]
6	$[4,275.00]
7	$[3,847.50]
8	$[3,367.50]
9	$[2,862.50]
10	$[2,362.50]
11	$[1,890.00]
12	$[1,465.00]
13	$[1,025.00]
14	$[660.00]
15	$[292.50]
16+	$[0.00]

2521(VUL)-10/10
4C-2

SCHEDULE (CONTINUED)

GUARANTEED MAXIMUM MONTHLY RIDER CHARGES

ACCELERATED BENEFIT RIDER See the Rider for transaction charges	$0.00

[ADDITIONAL INSURED RIDERS]	[See the Additional Insured Rider Table of Guaranteed Rates [Schedule/Schedules]]

[ADJUSTABLE TERM INSURANCE RIDER
Table of Guaranteed Rates	[See the Adjustable Term Insurance Rider Table of Guaranteed Rates Schedule]

[GUARANTEED DEATH BENEFIT RIDER
(Per $1,000.00 of rider coverage)]	[$0.003]

OVERLOAN LAPSE PROTECTION RIDER See the Rider for transaction charges	$0.00

[WAIVER OF COST OF INSURANCE RIDER]	[Monthly factor multiplied by the current Monthly Deduction excluding the cost of this rider, adjusted if a rated risk class; for details, see your rider]

[WAIVER OF SPECIFIED PREMIUM RIDER]	[Monthly factor multiplied by the monthly specified premium, adjusted if a rated risk class; for details, see your rider]

2521(VUL)-10/10
4D

SCHEDULE (CONTINUED)

POLICY FEATURES AND BENEFITS

a.             Policy Loans

1.              Guaranteed Maximum Interest Rate Charged on Loans
Policy years [1 – 10] [2.75]% Policy years [11+] [2.15]%

2.              Guaranteed Minimum Interest Rate Credited to Loan Division
[2.00]% per year

3.              Maximum Loan Amount
100.00% of the Net Surrender Value minus 3 times the monthly deduction

4.              Minimum Loan Amount
$[500.00]

b.             Partial Withdrawals

1.              Minimum Partial Withdrawal Amount
$[500.00]

2.              Maximum Partial Withdrawal Amount
Amount that will leave $[500.00] as the Net Surrender Value

3.              Limit on Partial Withdrawals
12 in a policy year

c.              Guaranteed Minimum Interest Rate

(Credited to amounts allocated to the Guaranteed Interest Division)

[2.00]% per year

2521(VUL)-10/10
4E

(File/Print for Guideline Premium version)

SCHEDULE (Continued)

DEFINITION OF LIFE INSURANCE GUIDELINE PREMIUM TEST

DEATH BENEFIT FACTORS

Your policy’s Base Death Benefit at any time will be at least equal to the Account Value multiplied by the appropriate Death Benefit Factor from the following table.

Attained Age	Death Benefit Factor	Attained Age	Death Benefit Factor
0-40	2.50

41	2.43	71	1.13
42	2.36	72	1.11
43	2.29	73	1.09
44	2.22	74	1.07
45	2.15	75	1.05

46	2.09	76	1.05
47	2.03	77	1.05
48	1.97	78	1.05
49	1.91	79	1.05
50	1.85	80	1.05

51	1.78	81	1.05
52	1.71	82	1.05
53	1.64	83	1.05
54	1.57	84	1.05
55	1.50	85	1.05

56	1.46	86	1.05
57	1.42	87	1.05
58	1.38	88	1.05
59	1.34	89	1.05
60	1.30	90	1.05

61	1.28	91	1.04
62	1.26	92	1.03
63	1.24	93	1.02
64	1.22	94	1.01
65	1.20	95	1.00

66	1.19	96	1.00
67	1.18	97	1.00
68	1.17	98	1.00
69	1.16	99	1.00
70	1.15	100 and older	1.00

2521(VUL)-10/10
4F

(File for CVAT- MNS)

SCHEDULE (Continued)

DEFINITION OF LIFE INSURANCE CASH VALUE ACCUMULATION TEST

DEATH BENEFIT FACTORS

(Rates based on Insured’s gender and risk class)

Your policy's Base Death Benefit at any time will not be less than:

a.              The Account Value;

b.              Multiplied by the appropriate Death Benefit Factor from the following table;

c.              Multiplied by the sum of one plus the greater of:

1.              The rate or rates guaranteed under your policy, including any interest rate guarantee applicable for any duration, or
2.              4%;

d.              Divided by 1.04.

Attained Age	Death Benefit Factor	Attained Age	Death Benefit Factor	Attained Age	Death Benefit Factor
0	[16.19224]	34	[5.06469]	68	[1.71953]
1	[15.79768]	35	[4.89048]	69	[1.67719]
2	[15.31443]	36	[4.72195]	70	[1.63640]
3	[14.80639]	37	[4.55939]	71	[1.59732]
4	[14.28909]	38	[4.40239]	72	[1.55990]
5	[13.77717]	39	[4.25128]	73	[1.52450]
6	[13.28218]	40	[4.10562]	74	[1.49091]
7	[12.80521]	41	[3.96526]	75	[1.45894]
8	[12.34409]	42	[3.83026]	76	[1.42848]
9	[11.89840]	43	[3.70061]	77	[1.39944]
10	[11.46891]	44	[3.57618]	78	[1.37187]
11	[11.05386]	45	[3.45687]	79	[1.34587]
12	[10.65703]	46	[3.34257]	80	[1.32150]
13	[10.27922]	47	[3.23284]	81	[1.29865]
14	[9.91900]	48	[3.12749]	82	[1.27737]
15	[9.57680]	49	[3.02558]	83	[1.25743]
16	[9.25587]	50	[2.92706]	84	[1.23870]
17	[8.95343]	51	[2.83212]	85	[1.22117]
18	[8.66643]	52	[2.74074]	86	[1.20485]
19	[8.39104]	53	[2.65313]	87	[1.18973]
20	[8.12356]	54	[2.56911]	88	[1.17582]
21	[7.86320]	55	[2.48880]	89	[1.16302]
22	[7.60933]	56	[2.41230]	90	[1.15124]
23	[7.36190]	57	[2.33926]	91	[1.14036]
24	[7.12131]	58	[2.26948]	92	[1.12989]
25	[6.88743]	59	[2.20237]	93	[1.11964]
26	[6.66012]	60	[2.13791]	94	[1.10937]
27	[6.44034]	61	[2.07617]	95	[1.09873]
28	[6.22809]	62	[2.01726]	96	[1.08717]
29	[6.02087]	63	[1.96129]	97	[1.07348]
30	[5.81873]	64	[1.90817]	98	[1.05622]
31	[5.62194]	65	[1.85768]	99	[1.03302]
32	[5.43049]	66	[1.80959]	100+	[1.00000]
33	[5.24456]	67	[1.76363]

2521(VUL)-10/10
4F

SCHEDULE (Continued)

Base POLICY TABLE OF GUARANTEED RATES – [Segment #1]

Guaranteed Maximum Cost of Insurance Rates Per $1,000.00 of Net Amount at Risk for your policy

Attained Age	Monthly Cost of Insurance Rate	Attained Age	Monthly Cost of Insurance Rate	Attained Age	Monthly Cost of Insurance Rate
0	[0.08083]	41	[0.13166]	82	[7.01166]
1	[0.04666]	42	[0.14416]	83	[7.75750]
2	[0.03250]	43	[0.15833]	84	[8.58333]
3	[0.02250]	44	[0.17500]	85	[9.50583]
4	[0.01750]	45	[0.19416]	86	[10.52833]
5	[0.01750]	46	[0.21250]	87	[11.64500]
6	[0.01833]	47	[0.23250]	88	[12.84166]
7	[0.01833]	48	[0.24416]	89	[14.10416]
8	[0.01833]	49	[0.25750]	90	[15.42166]
9	[0.01916]	50	[0.27666]	91	[16.66083]
10	[0.01916]	51	[0.29916]	92	[17.95250]
11	[0.02250]	52	[0.33000]	93	[19.31500]
12	[0.02750]	53	[0.36333]	94	[20.75416]
13	[0.03250]	54	[0.40583]	95	[22.26583]
14	[0.03916]	55	[0.45833]	96	[23.64916]
15	[0.05083]	56	[0.51166]	97	[25.12416]
16	[0.06166]	57	[0.56916]	98	[26.69833]
17	[0.07083]	58	[0.61833]	99	[28.37833]
18	[0.07666]	59	[0.67500]	100	[30.17500]
19	[0.07833]	60	[0.74333]	101	[31.60083]
20	[0.07916]	61	[0.82666]	102	[33.12000]
21	[0.07916]	62	[0.92833]	103	[34.73666]
22	[0.07916]	63	[1.04250]	104	[36.45666]
23	[0.08000]	64	[1.16250]	105	[38.26083]
24	[0.08083]	65	[1.28916]	106	[40.17916]
25	[0.08166]	66	[1.41750]	107	[42.21833]
26	[0.08500]	67	[1.54750]	108	[44.38583]
27	[0.08916]	68	[1.68750]	109	[46.68833]
28	[0.08750]	69	[1.83250]	110	[49.13250]
29	[0.08583]	70	[2.00833]	111	[51.72833]
30	[0.08500]	71	[2.20500]	112	[54.48333]
31	[0.08416]	72	[2.46333]	113	[57.40916]
32	[0.08416]	73	[2.73583]	114	[60.51250]
33	[0.08666]	74	[3.02250]	115	[63.80583]
34	[0.08833]	75	[3.33583]	116	[67.29916]
35	[0.09083]	76	[3.67750]	117	[71.00416]
36	[0.09583]	77	[4.07416]	118	[74.93500]
37	[0.10000]	78	[4.53750]	119	[79.10166]
38	[0.10750]	79	[5.07250]	120	[83.33333]
39	[0.11416]	80	[5.65583]
40	[0.12166]	81	[6.32000]

The rates shown above are for a non-rated risk class. If your policy has a rating factor or a flat extra amount, we will adjust the maximum cost of insurance rates using the rating factor or flat extra amount shown in your Schedule. If your policy has a rating factor, we will determine the maximum cost of insurance rates by multiplying the rates shown above by the rating factor shown in your Schedule. If your policy has a flat extra amount, we will determine the maximum cost of insurance by adding the rates per $1,000.00 shown above to the flat extra amount shown in your Schedule. We base the rates shown above on the 2001 Commissioners Standard Ordinary, [Male], [Nonsmoker], Ultimate Mortality Table, age nearest birthday.

2521(VUL)-10/10
4G

SCHEDULE (Continued)

[Adjustable term insurance RIDER TABLE OF GUARANTEED RATES

Guaranteed Maximum Cost of Insurance Rates Per $1,000.00 of death benefit from your Adjustable Term Insurance Rider

Attained Age	Monthly Cost of Insurance Rate	Attained Age	Monthly Cost of Insurance Rate	Attained Age	Monthly Cost of Insurance Rate
0	[0.08083]	41	[0.13166]	82	[7.01166]
1	[0.04666]	42	[0.14416]	83	[7.75750]
2	[0.03250]	43	[0.15833]	84	[8.58333]
3	[0.02250]	44	[0.17500]	85	[9.50583]
4	[0.01750]	45	[0.19416]	86	[10.52833]
5	[0.01750]	46	[0.21250]	87	[11.64500]
6	[0.01833]	47	[0.23250]	88	[12.84166]
7	[0.01833]	48	[0.24416]	89	[14.10416]
8	[0.01833]	49	[0.25750]	90	[15.42166]
9	[0.01916]	50	[0.27666]	91	[16.66083]
10	[0.01916]	51	[0.29916]	92	[17.95250]
11	[0.02250]	52	[0.33000]	93	[19.31500]
12	[0.02750]	53	[0.36333]	94	[20.75416]
13	[0.03250]	54	[0.40583]	95	[22.26583]
14	[0.03916]	55	[0.45833]	96	[23.64916]
15	[0.05083]	56	[0.51166]	97	[25.12416]
16	[0.06166]	57	[0.56916]	98	[26.69833]
17	[0.07083]	58	[0.61833]	99	[28.37833]
18	[0.07666]	59	[0.67500]	100	[30.17500]
19	[0.07833]	60	[0.74333]	101	[31.60083]
20	[0.07916]	61	[0.82666]	102	[33.12000]
21	[0.07916]	62	[0.92833]	103	[34.73666]
22	[0.07916]	63	[1.04250]	104	[36.45666]
23	[0.08000]	64	[1.16250]	105	[38.26083]
24	[0.08083]	65	[1.28916]	106	[40.17916]
25	[0.08166]	66	[1.41750]	107	[42.21833]
26	[0.08500]	67	[1.54750]	108	[44.38583]
27	[0.08916]	68	[1.68750]	109	[46.68833]
28	[0.08750]	69	[1.83250]	110	[49.13250]
29	[0.08583]	70	[2.00833]	111	[51.72833]
30	[0.08500]	71	[2.20500]	112	[54.48333]
31	[0.08416]	72	[2.46333]	113	[57.40916]
32	[0.08416]	73	[2.73583]	114	[60.51250]
33	[0.08666]	74	[3.02250]	115	[63.80583]
34	[0.08833]	75	[3.33583]	116	[67.29916]
35	[0.09083]	76	[3.67750]	117	[71.00416]
36	[0.09583]	77	[4.07416]	118	[74.93500]
37	[0.10000]	78	[4.53750]	119	[79.10166]
38	[0.10750]	79	[5.07250]	120	[83.33333]
39	[0.11416]	80	[5.65583]
40	[0.12166]	81	[6.32000]

The rates shown above are for a non-rated risk class. If your policy has a rating factor or a flat extra amount, we will adjust the maximum cost of insurance rates using the rating factor or flat extra amount shown in your Schedule. If your policy has a rating factor, we will determine the maximum cost of insurance rates by multiplying the rates shown above by the rating factor shown in your Schedule. If your policy has a flat extra amount, we will determine the maximum cost of insurance by adding the rates per $1,000.00 shown above to the flat extra amount shown in your Schedule. We base the rates shown above on the 2001 Commissioners Standard Ordinary, [Male], [Nonsmoker], Ultimate Mortality Table, age nearest birthday.]

2521(VUL)-10/10
4H

SCHEDULE (Continued)

TABLE OF TARGET DEATH BENEFITS

Policy Year	Target Death Benefit	Policy Year	Target Death Benefit	Policy Year	Target Death Benefit
1	[$250,000.00]	42	[$250,000.00]	83	[$250,000.00]
2	[$250,000.00]	43	[$250,000.00]	84	[$250,000.00]
3	[$250,000.00]	44	[$250,000.00]	85	[$250,000.00]
4	[$250,000.00]	45	[$250,000.00]	86	[$250,000.00]
5	[$250,000.00]	46	[$250,000.00]	87	[$250,000.00]
6	[$250,000.00]	47	[$250,000.00]	88	[$250,000.00]
7	[$250,000.00]	48	[$250,000.00]	89	[$250,000.00]
8	[$250,000.00]	49	[$250,000.00]	90	[$250,000.00]
9	[$250,000.00]	50	[$250,000.00]	91	[$250,000.00]
10	[$250,000.00]	51	[$250,000.00]	92	[$250,000.00]
11	[$250,000.00]	52	[$250,000.00]	93	[$250,000.00]
12	[$250,000.00]	53	[$250,000.00]	94	[$250,000.00]
13	[$250,000.00]	54	[$250,000.00]	95	[$250,000.00]
14	[$250,000.00]	55	[$250,000.00]	96	[$250,000.00]
15	[$250,000.00]	56	[$250,000.00]	97	[$250,000.00]
16	[$250,000.00]	57	[$250,000.00]	98	[$250,000.00]
17	[$250,000.00]	58	[$250,000.00]	99	[$250,000.00]
18	[$250,000.00]	59	[$250,000.00]	100	[$250,000.00]
19	[$250,000.00]	60	[$250,000.00]	101	[$250,000.00]
20	[$250,000.00]	61	[$250,000.00]	102	[$250,000.00]
21	[$250,000.00]	62	[$250,000.00]	103	[$250,000.00]
22	[$250,000.00]	63	[$250,000.00]	104	[$250,000.00]
23	[$250,000.00]	64	[$250,000.00]	105	[$250,000.00]
24	[$250,000.00]	65	[$250,000.00]	106	[$250,000.00]
25	[$250,000.00]	66	[$250,000.00]	107	[$250,000.00]
26	[$250,000.00]	67	[$250,000.00]	108	[$250,000.00]
27	[$250,000.00]	68	[$250,000.00]	109	[$250,000.00]
28	[$250,000.00]	69	[$250,000.00]	110	[$250,000.00]
29	[$250,000.00]	70	[$250,000.00]	111	[$250,000.00]
30	[$250,000.00]	71	[$250,000.00]	112	[$250,000.00]
31	[$250,000.00]	72	[$250,000.00]	113	[$250,000.00]
32	[$250,000.00]	73	[$250,000.00]	114	[$250,000.00]
33	[$250,000.00]	74	[$250,000.00]	115	[$250,000.00]
34	[$250,000.00]	75	[$250,000.00]	116	[$250,000.00]
35	[$250,000.00]	76	[$250,000.00]	117	[$250,000.00]
36	[$250,000.00]	77	[$250,000.00]	118	[$250,000.00]
37	[$250,000.00]	78	[$250,000.00]	119	[$250,000.00]
38	[$250,000.00]	79	[$250,000.00]	120	[$250,000.00]
39	[$250,000.00]	80	[$250,000.00]	121	[$250,000.00]
40	[$250,000.00]	81	[$250,000.00]
41	[$250,000.00]	82	[$250,000.00]

For details, see your Adjustable Term Insurance Rider, if applicable.

2521(VUL)-10/10
4I

SCHEDULE (Continued)

[aDDITIONAL iNSURED RIDER TABLE OF GUARANTEED RATES

Guaranteed Maximum Cost of Insurance Rates Per $1000.00 of death benefit from your Additional Insured Rider

Attained Age of Additional Insured	Monthly Cost of Insurance Rate	Attained Age of Additional Insured	Monthly Cost of Insurance Rate	Attained Age of Additional Insured	Monthly Cost of Insurance Rate
0	[0.04000]	30	[0.05333]	60	[0.61666]
1	[0.02916]	31	[0.05666]	61	[0.66916]
2	[0.02166]	32	[0.06000]	62	[0.72666]
3	[0.01666]	33	[0.06333]	63	[0.78583]
4	[0.01583]	34	[0.06833]	64	[0.85000]
5	[0.01500]	35	[0.07416]	65	[0.92083]
6	[0.01500]	36	[0.07916]	66	[0.99916]
7	[0.01750]	37	[0.08583]	67	[1.08500]
8	[0.01750]	38	[0.08916]	68	[1.18083]
9	[0.01750]	39	[0.09416]	69	[1.28583]
10	[0.01833]	40	[0.10000]	70	[1.40166]
11	[0.01916]	41	[0.10583]	71	[1.53500]
12	[0.02250]	42	[0.11250]	72	[1.68416]
13	[0.02500]	43	[0.12083]	73	[1.84583]
14	[0.02750]	44	[0.13083]	74	[2.02333]
15	[0.02916]	45	[0.14250]	75	[2.22000]
16	[0.03250]	46	[0.15583]	76	[2.43583]
17	[0.03416]	47	[0.17250]	77	[2.67333]
18	[0.03500]	48	[0.19083]	78	[2.93583]
19	[0.03750]	49	[0.21083]	79	[3.21916]
20	[0.03750]	50	[0.23416]	80	[3.53583]
21	[0.03833]	51	[0.26000]	81	[3.96583]
22	[0.04000]	52	[0.28916]	82	[4.45083]
23	[0.04000]	53	[0.32083]	83	[4.93416]
24	[0.04166]	54	[0.35416]	84	[5.46833]
25	[0.04166]	55	[0.39000]	85	[6.07000]
26	[0.04416]	56	[0.43166]	86	[6.61583]
27	[0.04750]	57	[0.47500]	87	[7.43750]
28	[0.04833]	58	[0.52166]	88	[8.29583]
29	[0.05166]	59	[0.56833]	89	[9.21083]

The rates shown above are for a non-rated risk class. If your rider has a rating factor or a flat extra amount, we will adjust the maximum cost of insurance rates using the rating factor or flat extra amount shown in the Additional Benefits and Riders section of your Schedule. If your rider has a rating factor, we will determine the maximum cost of insurance rates by multiplying the rates shown above by the rating factor shown in the Additional Benefits and Riders section of your Schedule. If your rider has a flat extra amount, we will determine the maximum cost of insurance by adding the rates per $1,000.00 shown above to the flat extra amount shown in the Additional Benefits and Riders section of your Schedule.

For riders issued at ages 16 and greater, we base the rates shown above on the 2001 Commissioners Standard Ordinary, [Female], [Nonsmoker], Ultimate Mortality Table, age nearest birthday.

For riders issued at ages 0-15, we base the rates for ages 0-15 on the 2001 Commissioners Standard Ordinary, [Female], Smoker Composite, Ultimate Mortality Table, age nearest birthday; and the rates for ages 16 and above on the 2001 Commissioners Standard Ordinary [Female], [Nonsmoker], Ultimate Mortality Table, age nearest birthday.]

2521(VUL)-10/10
4J

TERMS TO UNDERSTAND

This section identifies some of the important terms that we have used throughout your policy and that have special meaning.

Account Value:  The Account Value is equal to the value of: (a) amounts allocated to the Subaccounts of the Separate Account; plus (b) amounts allocated to the Guaranteed Interest Division; plus (c) any amounts set aside in the Loan Division.

Accumulation Unit:  An Accumulation Unit is a unit of measurement used to calculate the Account Value in each Subaccount of the Separate Account.

Accumulation Unit Value:  The Accumulation Unit Value of a Subaccount of the Separate Account is determined as of each Valuation Date. We use an Accumulation Unit Value to measure the experience of each Subaccount of the Separate Account during a Valuation Period. The Accumulation Unit Value for a Valuation Date equals the Accumulation Unit Value for the preceding Valuation Date multiplied by the accumulation experience factor for the Valuation Period ending on the Valuation Date.

Age:  Age is the age of the Insured on his or her birthday nearest the Policy Date. We issue your policy at the Age shown in your Schedule.

Attained Age:  Attained Age is the Insured's Age as of the Policy Date plus the number of completed policy years.

Base Death Benefit:  The Base Death Benefit is the death benefit of your policy and does not include any additional death benefit provided by riders attached to your policy, if any. We calculate the Base Death Benefit according to one of three death benefit options.

Death Benefit Proceeds:  Death Benefit Proceeds equals: (a) the Total Death Benefit in effect on the date of the Insured's death; minus (b) any Loan Amount; minus (c) unpaid Monthly Deductions, if any, incurred prior to the date of the Insured's death; minus (d) .any outstanding accelerated benefit lien including accrued lien interest.

General Account:  The General Account holds all of our assets other than those held in the Separate Account or our other separate accounts. The Guaranteed Interest Division is a part of the General Account and provides guarantees of principal and interest. The Loan Division is also part of the General Account.

Grace Period:  The Grace Period is the 61 day period after which your policy will lapse unless you make a required premium payment. The Grace Period will begin on a Monthly Processing Date if on that date the Net Account Value is zero or less.

Guaranteed Interest Division:  The Guaranteed Interest Division is another investment option to which you may allocate all or part of the Account Value. The Account Value of the Guaranteed Interest Division is equal to amounts allocated to this division plus any credited interest minus deductions taken from this division.

Initial Period:  The Initial Period begins on the Investment Date and ends on the date we mail your policy to you plus 5 days and plus the Right to Examine Period.

Insured:  The Insured is the person whose life is insured by your policy. The Insured’s name is shown in your Schedule, and the Insured may or may not be the owner of your policy.

2521(VUL)-10/10	5

Investment Date:  The Investment Date is the first date on which we allocate the Net Premium payment to your policy. We will allocate the initial Net Premium to your policy at the end of the Valuation Period during which all of the following requirements are satisfied: (a) we receive the amount of premium required for coverage to begin under your policy; (b) we have approved your policy for issue; and (c)

we have received all completed issue requirements at our Customer Service Center.

Loan Amount:  The Loan Amount equals: (a) any outstanding loan plus accrued loan interest as of the beginning of the policy year; plus (b) new loans; plus (c) accrued but unpaid loan interest; minus (d)

loan repayments.

Loan Division:  The Loan Division is the part of the General Account in which funds are set aside to secure payment of any Loan Amount.

Minimum Death Benefit:  The Minimum Death Benefit is the minimum amount of coverage required to issue or continue the policy. We show the Minimum Death Benefit amount in your Schedule. The Minimum Death Benefit applies to the Target Death Benefit, meaning that part of the coverage may be provided under the Adjustable Term Insurance Rider.

Monthly Deduction:  The Monthly Deduction is equal to: (a) the monthly cost of insurance charge for your policy and the other monthly charges shown in your Guaranteed Maximum Policy Charges Schedule, plus (b) the monthly charges, if any, for additional benefits provided by your riders.

Monthly Processing Date:  The Monthly Processing Date is the date each month on which the Monthly Deduction from the Account Value is due. The first Monthly Processing Date is the Policy Date or the Investment Date, if later. Subsequent Monthly Processing Dates are the same calendar day of each month as the Policy Date. If that date is not a Valuation Date, the Monthly Processing Date will be the next Valuation Date.

Net Account Value:  The Net Account Value is equal to: (a) the Account Value, minus (b) any Loan Amount.

Net Premium:  Net Premium equals: (a) the premium received, minus (b) the premium expense charge. We deduct this charge from each premium before allocating the premium to the Account Value.

Net Surrender Value:  The Net Surrender Value on any date equals: (a) the Surrender Value, minus    (b) any Loan Amount.

Policy Date:  We show the Policy Date in your Schedule. It is the date from which we measure policy years, policy months and policy anniversaries, and it determines the Monthly Processing Date.

Right to Examine Period: The Right to Examine Period is the number of days after delivery of your policy during which you have the right to examine your policy and return it for a refund. See the cover page for details.

Scheduled Premium:  Scheduled Premium is the amount that you indicate on your application as the amount you intend to pay at fixed intervals over a certain period. You may specify the interval as monthly, quarterly, semiannually or annually.

Segment:  A Segment is a piece of death benefit coverage. The Stated Death Benefit shown in your initial Schedule is Segment #1. Each increase in the Stated Death Benefit (other than due to a death benefit option change) will create a new Segment.

2521(VUL)-10/10	6

Segment Age:  Segment Age is the age of the Insured on his or her birthday nearest the first day of the Segment.

Segment Premium:  Segment Premium is the actual premium received and allocated to existing Segments. We allocate premium in the same proportion that the Target Premium for each Segment bears to the sum of all Target Premiums for all Segments. If there is only one Segment, we allocate the entire premium to that Segment. Because each Segment has unique Segment years, each Segment Premium is associated with a Segment year.

Separate Account:  The Separate Account is an account established by us, pursuant to the laws of the State of Colorado, to separate the assets funding the benefits for the class of policies to which this policy belongs from our other assets. The Separate Account is registered as a unit investment trust under the Investment Company Act of 1940.

Stated Death Benefit:  The Stated Death Benefit is the sum of the Segments under your policy and is shown in your Schedule. The Stated Death Benefit changes when there is an increase, decrease, or a transaction that causes your policy to change.

Subaccounts:  We divide the Separate Account into Subaccounts, each of which invests in a corresponding underlying mutual fund. The current eligible Subaccounts are shown in your policy prospectus. From time to time, we may add additional Subaccounts. If we do, we may allow you to choose from these other Subaccounts subject to the terms and conditions we may impose on your premium allocations.

Surrender Value:  Surrender Value is equal to: (a) the Account Value, minus (b) surrender charges, if any.

Target Death Benefit:  The Target Death Benefit is an amount of death benefit coverage scheduled by you and subject to our approval. It may vary by year. If you do not have the Adjustable Term Insurance Rider, the Target Death Benefit in all years is the same as the Stated Death Benefit.

Target Premium:  The Target Premium for each Segment is shown in your Segment Benefit Profile Schedule. Target Premium is actuarially determined based on the Insured’s Segment Age, gender and risk class. We do not base Target Premium on the Scheduled Premium.

Total Death Benefit:  The Total Death Benefit is equal to the Base Death Benefit, plus the death benefit from your Adjustable Term Insurance Rider, if any.

Valuation Date:  A Valuation Date is each date on which the Accumulation Unit Value of the Subaccounts of the Separate Account and the net asset value of the shares of the corresponding mutual funds are determined. Currently, these values are determined after the close of business of the New York Stock Exchange (“NYSE”) on any normal business day, Monday through Friday, when the NYSE is open for trading.

Valuation Period:  A Valuation Period is the period that begins at 4:00 p.m. Eastern time on a Valuation Date and ends at 4:00 p.m. Eastern time on the next Valuation Date.

2521(VUL)-10/10	7

INSURANCE COVERAGE PROVISIONS

POLICY DATES AND PERIODS

Policy Date

We show the Policy Date in your Schedule. It is the date from which we measure policy years, policy months and policy anniversaries, and it determines the Monthly Processing Date. A policy anniversary occurs each year on the same month and day as the Policy Date. If the Policy Date is not a Valuation Date, the policy anniversary will be the next Valuation Date.

The Policy Date is the effective date for all coverage provided under the initial Segment, or Segment #1. No coverage may take effect under your policy unless we receive the amount of premium required for coverage to begin under your policy, and there has been no change in the insurability of the person proposed for insurance from the date of your policy application to the date we receive this required premium.

Monthly Processing Date

The Monthly Processing Date is the date each month on which the Monthly Deduction from the Account Value is due. The first Monthly Processing Date is the Policy Date or the Investment Date, if later. Subsequent Monthly Processing Dates are the same calendar day of each month as the Policy Date. If that date is not a Valuation Date, the Monthly Processing Date will be the next Valuation Date.

Valuation Date

A Valuation Date is each date on which the Accumulation Unit Value of the Subaccounts of the Separate Account and the net asset value of the shares of the corresponding mutual funds are determined. Currently, these values are determined after the close of business of the New York Stock Exchange (“NYSE”) on any normal business day, Monday through Friday, when the NYSE is open for trading. We may revise the Valuation Date as needed in accordance with applicable federal securities laws and regulations.

Investment Date

The Investment Date is the first date on which we allocate the Net Premium payment to your policy. We will allocate the initial Net Premium to your policy at the end of the Valuation Period during which all of the following requirements are satisfied:

a.              We receive the amount of premium required for coverage to begin under your policy;

b.              We have approved your policy for issue; and

c.              We have received all completed issue requirements at our Customer Service Center.

Initial Period

The Initial Period begins on the Investment Date and ends on the date we mail your policy to you plus 5 days and plus the Right to Examine Period.

2521(VUL)-10/10	8

Valuation Period

A Valuation Period is the period that begins at 4:00 p.m. Eastern time on a Valuation Date and ends at 4:00 p.m. Eastern time on the next Valuation Date. We may revise the Valuation Period as needed in accordance with applicable federal securities laws and regulations, with prior approval by the state in which the policy is delivered, if required.

Right to Examine Period

The Right to Examine Period is the number of days after delivery of your policy during which you have the right to examine your policy and return it for a refund. For details, see the Cover Page.

DEATH BENEFIT PROVISIONS

Segment

A Segment is a piece of death benefit coverage. The Stated Death Benefit shown in your initial Schedule is Segment #1. Each increase in the Stated Death Benefit (other than due to a death benefit option change) is a new Segment. We will show each new Segment, with its effective date, on a new Schedule. The first Segment year begins on the effective date of the Segment and ends one year later. Each new Segment will be subject to its own premium expense charge, surrender charge, monthly cost of insurance and administrative charges as well as new incontestability and suicide exclusion periods.

Stated Death Benefit

The Stated Death Benefit is the sum of the Segments under your policy and is shown in your Schedule. The Stated Death Benefit changes when there is an increase, decrease, or a transaction that causes your policy to change. For example, a partial withdrawal under Death Benefit Option 1 may cause the Stated Death Benefit to change.

Death Benefit Options

Death benefit options are different methods of calculating the Base Death Benefit. The death benefit option you selected is shown in your Schedule.

Base Death Benefit

The Base Death Benefit is the death benefit of your policy and does not include any additional death benefit provided by riders attached to your policy, if any. We calculate the Base Death Benefit according to one of the following death benefit options:

Death Benefit Option 1: Under Death Benefit Option 1, the Base Death Benefit is the greater of:

a.              The Stated Death Benefit; or

b.              The Account Value multiplied by the appropriate factor from the Death Benefit Factors shown in your Definition of Life Insurance – Death Benefit Factors Schedule.

Death Benefit Option 2: Under Death Benefit Option 2, the Base Death Benefit is the greater of:

a.              The Stated Death Benefit plus the Account Value; or

b.              The Account Value multiplied by the appropriate factor from the Death Benefit Factors shown in your Definition of Life Insurance – Death Benefit Factors Schedule.

2521(VUL)-10/10	9

Death Benefit Option 3: Under Death Benefit Option 3, the Base Death Benefit is the greater of:

a.              The Stated Death Benefit plus premiums received minus partial withdrawals and partial withdrawal service fees; or

b.              The Account Value multiplied by the appropriate factor from the Death Benefit Factors shown in your Definition of Life Insurance – Death Benefit Factors Schedule.

Minimum Death Benefit

The Minimum Death Benefit is the minimum amount of coverage required to issue or continue the policy. We show the Minimum Death Benefit amount in your Schedule. The Minimum Death Benefit applies to the Target Death Benefit, meaning that part of the coverage may be provided under the Adjustable Term Insurance Rider.

Target Death Benefit

The Target Death Benefit is an amount of death benefit coverage scheduled by you and subject to our approval. It may vary by year. If you do not have the Adjustable Term Insurance Rider, the Target Death Benefit in all years is the same as the Stated Death Benefit.

Total Death Benefit

The Total Death Benefit is equal to the Base Death Benefit, plus the death benefit from your Adjustable Term Insurance Rider, if any.

Definition of Life Insurance

The definition of life insurance test shown in your Schedule is the specific method by which we determine whether your policy meets the definition of life insurance under the Internal Revenue Code of 1986, as amended, and its rules and regulations. If you do not elect a test on your application, the Guideline Premium Test will apply to your policy. The test is not subject to change unless required by a change in the Internal Revenue Code or by other applicable legal authority.

We design your policy to qualify as a life insurance contract under the Internal Revenue Code, and we will construe all terms and provisions of your policy in a manner consistent with that design. The Base Death Benefit in force at any time will not be less than the amount of insurance necessary to achieve such qualification under the applicable provisions of the Internal Revenue Code. We reserve the right to amend your policy, return or refuse any premium, whether scheduled or unscheduled, adjust the amount of coverage and reject any policy request when required to maintain this tax qualification. We also reserve the right to reject any policy request if the request might cause us to return any premium to you, unless you have agreed in writing.

If premiums paid during any policy year exceed the limits set by the Internal Revenue Code, we will return the excess premiums to you, with interest as required by law, within 60 days after the end of the policy year. If we need to return premiums to you, we will deduct the amount on a “last in, first out” basis from the investment options in the same proportion as the amount in each investment option bears to the total in all investment options. However, under current tax law, you have the right to pay the premium required to keep your policy in force to the end of the policy year.

2521(VUL)-10/10	10

CHANGES IN INSURANCE COVERAGE

Once each policy year, you may give us notice requesting a change to the Stated Death Benefit. We must approve any change to the Stated Death Benefit and the following applies to all changes:

a.              The effective date of the change will be the Monthly Processing Date immediately following the date of our approval;

b.              All changes must be for a minimum of $1,000;

c.              Any change will automatically cancel any future scheduled changes. After the change, the Target Death Benefit will remain level and equal to the amount in effect immediately following the change; and

d.              You may request a new schedule of changes in insurance coverage, but any new schedule is subject to our approval.

Requested Increases in Coverage

Requested increases to the Stated Death Benefit are also subject to the following:

a.              Your request must be made after the first Monthly Processing Date and before the end of Attained Age 85;

b.              You must provide evidence satisfactory to us that the Insured is insurable according to our normal rules of underwriting for the applicable risk class and rating of your policy; and

c.              An increase will create a new Segment of Stated Death Benefit. Each new Segment will be subject to its own premium expense charge, surrender charge, monthly cost of insurance and administrative charges as well as new incontestability and suicide exclusion periods.

Requested Decreases in Coverage

Requested decreases to the Stated Death Benefit are also subject to the following:

a.              Your request must be made after the end of the first policy year;

b.              We will limit the decrease such that, immediately after the requested decrease, the Target Death Benefit is at least the Minimum Death Benefit; and

c.              If you have an Adjustable Term Insurance Rider, a decrease will first reduce the Adjustable Term Insurance Rider death benefit;

d.              A decrease of the Stated Death Benefit will reduce each of the Segments in the same proportion that the Segment bears to the Stated Death Benefit, as of the effective date of the decrease; and

e.              A surrender charge will apply if you decrease a Segment of Stated Death benefit during the surrender charge period. If a surrender charge applies, we will deduct it from the Account Value and reduce future surrender charges. For details, see the Surrender Charges section.

Death Benefit Option Changes

Beginning with the first Monthly Processing Date and ending at Attained Age 121, you may give us notice requesting a change to the death benefit option. This change will be effective as of the next Monthly Processing Date following approval. A death benefit option change applies to the entire Stated Death Benefit. We may not allow any change if it would reduce the Target Death Benefit below the Minimum Death Benefit. We do not allow the following death benefit option changes:

a.              Death Benefit Option 1 to Death Benefit Option 3;

b.              Death Benefit Option 2 to Death Benefit Option 3; and

c.              Death Benefit Option 3 to Death Benefit Option 2.

2521(VUL)-10/10	11

After the effective date of the change, we will change the Stated Death Benefit according to the following table:

DEATH BENEFIT OPTION CHANGE		STATED DEATH BENEFIT FOLLOWING THE CHANGE EQUALS THE:
FROM	TO
Death Benefit Option 1	Death Benefit Option 2	Stated Death Benefit prior to such change, minus the Account Value as of the effective date of the change.
Death Benefit Option 2	Death Benefit Option 1	Stated Death Benefit prior to such change, plus the Account Value as of the effective date of the change.
Death Benefit Option 3	Death Benefit Option 1	Stated Death Benefit prior to such change, plus the sum of all the premiums received, minus all partial withdrawals and partial withdrawal service fees taken prior to the effective date of the change.

To determine the Segment Stated Death Benefit after a death benefit option change, we allocate the Account Value to each Segment in the same proportion that the Segment bears to the Stated Death Benefit as of the effective date of the change.

PAYMENT OF DEATH BENEFIT PROCEEDS

Death Benefit Proceeds is the amount we will pay on the Insured's death and we compute the amount as of the date of the Insured's death.

Death Benefit Proceeds equals:

a.              The Total Death Benefit in effect on the date of the Insured's death; minus

b.              Any Loan Amount; minus

c.              Unpaid Monthly Deductions, if any, incurred prior to the date of the Insured's death; minus

d.              Any outstanding accelerated benefit lien including accrued lien interest.

We will pay the Death Benefit Proceeds within 7 days of when we receive due proof of the death claim. Due proof of the death claim means we have received:

a.             Due proof of the Insured’s death;
b.             Sufficient information to determine the amount of the Death Benefit Proceeds and the identity of the legally entitled beneficiary or beneficiaries; and
c.             Sufficient evidence that any legal impediments to payment that depend on parties other than us are resolved. Such legal impediments include, but are not limited to, the establishment of guardianships and conservatorships, the appointment and qualification of trustees, executors and administrators and our receipt of information required to satisfy state and federal reporting requirements.

Any Death Benefit Proceeds we pay are subject to adjustments as provided in the Misstatement of Age or Gender, Suicide Exclusion and Incontestability sections. We will pay the Death Benefit Proceeds in one lump sum unless you request an alternate method of payment. We describe other available payout methods in the Settlement Options Provisions section.

We will pay interest on the lump sum Death Benefit Proceeds from the date of the Insured's death to the date of payment. We will compute interest using our most current interest rate for amounts left on deposit under the Hold at Interest settlement option. If we pay the Death Benefit Proceeds more than 30 calendar days after the date we receive due proof of the death claim, we will pay interest beginning on the 31st calendar day at an annual interest rate of 10% plus our most current interest rate for amounts left on deposit under the Hold at Interest settlement option.

2521(VUL)-10/10	12

CONTINUATION OF COVERAGE

If your policy is in force at Attained Age 121, it will continue pursuant to the terms of your policy. On that date, the following will occur:

a.              If you have an Adjustable Term Insurance Rider, we will set the Stated Death Benefit of your policy equal to the Target Death Benefit. Any Adjustable Term Insurance Rider will then terminate;

b.              All other riders attached to your policy will also terminate;

c.              The portion of the Account Value invested in the Subaccounts of the Separate Account will be transferred into the Guaranteed Interest Division and no further investment in the Subaccounts of the Separate Account will be allowed; and

d.              If the death benefit option in force on your policy is Death Benefit Option 2 or Death Benefit Option 3, we will convert your policy to Death Benefit Option 1 in accordance with the procedures outlined in the Death Benefit Option Changes section. We will not allow further changes to the death benefit option.

Continuing coverage beyond Attained Age 100 may cause your policy to fail to qualify as life insurance under the Internal Revenue Code and you may be subject to adverse tax consequences. You should consult a tax advisor before you choose to continue your policy after Attained Age 100.

After Attained Age 121:

a.              We calculate the Base Death Benefit as stated in your policy;

b.              No further premiums will be accepted except amounts required to keep your policy from lapsing;

c.              No further Monthly Deductions will be taken;

d.              Transaction charges will continue to be deducted at the time of the applicable transaction;

e.              Interest will continue to be credited to the Account Value in the Guaranteed Interest Division;

f.                Partial withdrawals will continue to be available;

g.              Loans will continue to be available and any existing loan will continue. Loan interest will continue to accrue and if not paid may cause your policy to lapse. Repayments on loans will be accepted; and

h.              Your policy will enter the 61-day Grace Period if the Net Account Value is zero or less.

You may surrender your policy if you do not want coverage to continue past Attained Age 121.

PREMIUM PROVISIONS

PREMIUMS

Scheduled Premium

Scheduled Premium is the amount that you indicate on your application as the amount you intend to pay at fixed intervals over a certain period. You may specify the interval as monthly, quarterly, semiannually or annually. You are not required to pay the Scheduled Premium and you may change it at any time. You may pay more or less than the amount of the Scheduled Premium, subject to the Premium Limitation section. Payment of the Scheduled Premium does not guarantee that the coverage will not lapse. The timing and amount of your premium payments will affect your Account Value and death benefit coverage.

You may pay the Scheduled Premium shown in your Schedule while your policy is in force prior to Attained Age 121. Under conditions provided in the Grace Period section, you may be required to make additional premium payments to keep your policy in force. All premiums after the first will be payable as provided in the ING Customer Service Center section. We will furnish a receipt signed by one of our officers upon your request.

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Unscheduled Premiums

You may make unscheduled premium payments at any time your policy is in force prior to Attained Age 121, subject to the Premium Limitation section. Unless you give us notice otherwise, we will first apply these premium payments to reduce or pay off any existing loan. We may limit the amount of any unscheduled premium payments if the payment would result in an increase in the Base Death Benefit.

PREMIUM LIMITATION

We will return any premium or any portion of the Account Value that causes your policy not to qualify as life insurance under the Internal Revenue Code. We will also reject or return any unscheduled or Scheduled Premium if the premium would cause:

a.              An increase in the death benefit not allowed under our normal rules of underwriting; or

b.              Classification of your policy as a modified endowment contract under the Internal Revenue Code, unless you have agreed to such classification in writing.

You may not pay any premiums either after Insured’s death or after Attained Age 121, except any premiums necessary to keep your policy from lapsing.

NET PREMIUM

Net Premium equals the premium received, minus the premium expense charge. We deduct this charge from each premium before allocating the premium to the Account Value.

Each time we receive a premium we determine the premium expense charge by multiplying the applicable premium expense charge percentage by the Segment Premium. The applicable percentage is dependent on the Segment year in which we receive the premium. Premiums allocated to a new Segment will be subject to a new premium expense charge. The guaranteed maximum premium expense charge percentage is shown in your Guaranteed Maximum Policy Charges Schedule.

Target Premium

The Target Premium for each Segment is shown in your Segment Benefit Profile Schedule. Target Premium is actuarially determined based on the Insured’s Segment Age, gender and risk class. We do not base Target Premium on the Scheduled Premium.

Segment Premium

Segment Premium is the actual premium received and allocated to existing Segments. We allocate premium in the same proportion that the Target Premium for each Segment bears to the sum of all Target Premiums for all Segments. If there is only one Segment, we allocate the entire premium to that Segment. Because each Segment has unique Segment years, each Segment Premium is associated with a Segment year.

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PREMIUM ALLOCATION

During the Initial Period, we will allocate Net Premium designated for allocation to the Subaccounts of the Separate Account to the money market Subaccount; and we will allocate Net Premium designated for allocation to the Guaranteed Interest Division to that division. On the Valuation Date immediately following the end of the Initial Period, we will transfer the balance of the amount in the money market Subaccount to other Subaccounts of the Separate Account according to your premium allocation instructions. Amounts allocated to the Guaranteed Interest Division will remain in that division.

After the Initial Period, we will allocate Net Premium to the Subaccounts of the Separate Account and/or the Guaranteed Interest Division in accordance with your premium allocation instructions. These premium allocations will occur at the end of the Valuation Date during which we receive the premium at our Customer Service Center.

You may change your premium allocation instructions according to the terms and conditions described in your policy prospectus.

FAILURE TO PAY PREMIUM

We deduct the Monthly Deduction to cover your policy and rider charges until Attained Age 121. If you stop paying premiums prior to Attained Age 121, your Net Account Value may be insufficient to cover the Monthly Deduction and your coverage may lapse. For details, see the Grace Period section.

SEPARATE ACCOUNT PROVISIONS

SEPARATE ACCOUNT

The Separate Account is an account established by us, pursuant to the laws of the State of Colorado, to separate the assets funding the benefits for the class of policies to which this policy belongs from our other assets.

The Separate Account is registered as a unit investment trust under the Investment Company Act of 1940. All income, gains and losses, whether or not realized, from assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to the income, gains or losses of our General Account. The assets of the Separate Account are our property but are separate from the General Account and our other separate accounts. That portion of the assets of the Separate Account equal to the reserves and other policy liabilities with respect to the Separate Account is not chargeable with liabilities arising out of any other business we may conduct or subject to creditor claims against us.

SUBACCOUNTS

We divide the Separate Account into Subaccounts, each of which invests in a corresponding underlying mutual fund. The current eligible Subaccounts are shown in your policy prospectus. From time to time, we may add additional Subaccounts. If we do, we may allow you to choose from these other Subaccounts subject to the terms and conditions we may impose on your premium allocations.

We reserve the right to limit the number of Subaccounts in which you may invest over the life of your policy. We also reserve the right to restrict or reject an investment in a Subaccount that constitutes Excessive Trading or is prohibited by an underlying mutual fund in which a Subaccount invests. We will describe any limits and our definition of Excessive Trading in your policy prospectus.

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CHANGES WITHIN THE SEPARATE ACCOUNT

Subject to state and federal laws and their rules and regulations, we may from time to time make any of the following changes to the Separate Account:

a.              Make additional Subaccounts available. These Subaccounts will invest in corresponding mutual funds we find suitable for your policy;

b.              Close or eliminate Subaccounts;

c.              Combine 2 or more Subaccounts;

d.              Substitute a new mutual fund for the existing mutual fund in which a Subaccount invests. A substitution may become necessary if, in our judgment, a mutual fund no longer suits the purposes of your policy, there is a change in laws or regulations, there is a change in a mutual fund’s investment objectives or restrictions, the mutual fund is no longer available for investment, or for any other reason, such as a declining asset base, we deem a substitution appropriate;

e.              Transfer assets of the Separate Account, which we determine to be associated with the class of policies to which your policy belongs, to another separate account;

f.                Withdraw the Separate Account from registration under the Investment Company Act of 1940;

g.              Operate the Separate Account as a management investment company under the Investment Company Act of 1940;

h.              Cause one or more Subaccounts to invest in a mutual fund other than, or in addition to, the mutual funds currently available;

i.                Discontinue or limit the sale of a product;

j.                Terminate any employer or plan trustee agreement with us pursuant to the agreement’s terms;

k.              Restrict or eliminate any voting rights as to the Separate Account; or

l.                Make any changes required by the Investment Company Act of 1940 or its rules or regulations.

We will not make a change until such change is disclosed in an effective prospectus or prospectus supplement, authorized by an order from the Securities and Exchange Commission (“SEC”), if necessary, and approved by the appropriate state insurance departments, if necessary. We will notify you of any changes to the Separate Account.

GENERAL ACCOUNT PROVISIONS

GENERAL ACCOUNT

The General Account holds all of our assets other than those held in the Separate Account or our other separate accounts. The Guaranteed Interest Division is a part of the General Account and provides guarantees of principal and interest. The Loan Division is also part of the General Account.

GUARANTEED INTEREST DIVISION

The Guaranteed Interest Division is another investment option to which you may allocate all or part of the Account Value. The Account Value of the Guaranteed Interest Division is equal to amounts allocated to this division plus any credited interest minus deductions taken from this division. Interest is credited at the guaranteed minimum interest rate shown in the Schedule or may be credited at a higher rate. We guarantee that the interest rate in effect at each policy anniversary will not change for the next 12 policy months.

LOAN DIVISION

The Loan Division is the part of the General Account in which funds are set aside to secure payment of any Loan Amount. For details, see the Policy Loan Provisions section.

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TRANSFER PROVISIONS

After the Initial Period and until the policy anniversary nearest Attained Age 121, you may give us notice requesting a transfer of the Account Value in each Subaccount to any other Subaccount of the Separate Account or to the Guaranteed Interest Division.

You may request one transfer from the Guaranteed Interest Division into the Subaccounts of the Separate Account within 30 days after each policy anniversary. The minimum required for this transfer is the lesser of $100 or 100% of the amount allocated to the Guaranteed Interest Division. The maximum allowed for this transfer is the greatest of:

a.              25% of the amount in the Guaranteed Interest Division at the time of the transfer or at time of the first partial withdrawal in that policy year;

b.              The sum of all amounts transferred and partially withdrawn from the Guaranteed Interest Division in the previous policy year; or

c.              $100.00

We monitor transfer activity and may restrict or reject transfers that constitute Excessive Trading or transfers prohibited by an underlying mutual fund in which a Subaccount invests. Your policy prospectus in effect at the time of the transfer will include our definition of Excessive Trading and the related trading limits and requirements that we will apply to your transfer requests.

On Attained Age 121, we will transfer the Account Value in each Subaccount of the Separate Account into the Guaranteed Interest Division and we will not allow any further transfers. Likewise, if you exercise the Change Right during the first two policy years, we will transfer the Account Value in each Subaccount of the Separate Account into the Guaranteed Interest Division and we will not allow any further transfers.

ACCOUNT VALUE PROVISIONS

ACCOUNT VALUE

The Account Value is equal to the sum of the amounts allocated to the Subaccounts of the Separate Account and to the Guaranteed Interest Division plus any amount set aside in the Loan Division.

The Account Value reflects:

a.              The Net Premium applied to your policy;

b.              Any rider benefits applied to your policy;

c.              The fees and charges we deduct;

d.              Any partial withdrawals you take;

e.              The investment performance of the funds underlying the Subaccounts of the Separate Account;

f.                Interest credited to amounts allocated to Guaranteed Interest Division; and

g.              Interest credited to and charged against amounts held in the Loan Division.

The Net Account Value is equal to the Account Value minus any Loan Amount.

VALUES ON THE INVESTMENT DATE

The value of each Subaccount of the Separate Account and the Guaranteed Interest Division as of the Investment Date is equal to:

a.              The initial premium allocated to that Subaccount or division; minus

b.              The portion of any Monthly Deduction due as allocated to that Subaccount or division.

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VALUE OF THE SUBACCOUNTS

On Valuation Dates after the Investment Date, we calculate the value of each Subaccount of the Separate Account as follows:

a.              The number of Accumulation Units in that Subaccount as of the beginning of the current Valuation Period multiplied by that Subaccount’s Accumulation Unit Value for the current Valuation Period; plus

b.              Any additional Net Premiums allocated to that Subaccount during the current Valuation Period; plus

c.              Any rider benefits allocated to that Subaccount during the current Valuation Period; plus

d.              Any value transferred to that Subaccount during the current Valuation Period; minus

e.              Any value transferred from that Subaccount during the current Valuation Period; minus

f.                Any partial withdrawals taken and any applicable partial withdrawal service fees which are allocated to that Subaccount during the current Valuation Period; plus

g.              Any amounts transferred into that Subaccount from the Loan Division as a result of a loan or loan interest payment; minus

h.              Any amounts transferred to the Loan Division as a result of any loans which are allocated to that Subaccount during the current Valuation Period; minus

i.                The portion of the Monthly Deduction allocated to that Subaccount, if a Monthly Processing Date occurs during the current Valuation Period; minus

j.                The portion of any transaction charges and mutual fund redemption fees allocated to that Subaccount during the current Valuation Period.

Accumulation Unit and Accumulation Unit Value

An Accumulation Unit is a unit of measurement used to calculate the Account Value in each Subaccount of the Separate Account. The Accumulation Unit Value of a Subaccount of the Separate Account is determined as of each Valuation Date. We use an Accumulation Unit Value to measure the experience of each Subaccount of the Separate Account during a Valuation Period. When each Subaccount is opened, we generally set the Accumulation Unit Value at $10. The Accumulation Unit Value for a Valuation Date equals the Accumulation Unit Value for the preceding Valuation Date multiplied by the accumulation experience factor defined below for the Valuation Period ending on the Valuation Date.

The number of Accumulation Units for a given transaction related to a Subaccount of the Separate Account as of a Valuation Date is determined by dividing the dollar value of that transaction by that Subaccount’s Accumulation Unit Value for that date.

Accumulation Experience Factor

For each Subaccount of the Separate Account, the accumulation experience factor reflects the investment experience of the corresponding mutual fund in which that Subaccount invests and the charges assessed against that Subaccount for a Valuation Period. We calculate the accumulation experience factor as (a) divided by (b), where:

(a)     Is the result of:

1.              The net asset value of the corresponding mutual fund in which that Subaccount invests as of the end of the current Valuation Period; plus
2.              The amount of any dividend or capital gains distribution declared and reinvested in the corresponding mutual fund in which that Subaccount invests during the current Valuation Period; minus
3.              A charge for taxes, if any.

(b)     Is the net asset value of the corresponding mutual fund in which that Subaccount invests as of the end of the preceding Valuation Period.

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VALUE OF THE GUARANTEED INTEREST DIVISION

On Valuation Dates after the Investment Date, we calculate the value of the Guaranteed Interest Division as follows:

a.              The value of the Guaranteed Interest Division at the end of the preceding Valuation Period plus interest at the declared rate credited during the current Valuation Period; plus

b.              Any additional Net Premiums allocated to the Guaranteed Interest Division plus interest credited to these premiums during the current Valuation Period; plus

c.              Any rider benefits allocated to the Guaranteed Interest Division during the current Valuation Period; plus

d.              Any value transferred to the Guaranteed Interest Division during the current Valuation Period; minus

e.              Any value transferred from the Guaranteed Interest Division during the current Valuation Period; minus

f.                Any partial withdrawals taken and any applicable partial withdrawal service fees which are allocated to the Guaranteed Interest Division during the current Valuation Period; plus

g.              Any amounts transferred from the Loan Division as a result of a loan or loan interest payment; minus

h.              Any amounts transferred to the Loan Division as a result of any loans which are allocated to the Guaranteed Interest Division during the current Valuation Period; minus

i.                The portion of the Monthly Deduction allocated to the Guaranteed Interest Division, if a Monthly Processing Date occurs during the current Valuation Period; minus

j.                The portion of any transaction charges allocated to the Guaranteed Interest Division during the current Valuation Period.

VALUE OF THE LOAN DIVISION

On Valuation Dates after the Investment Date, we calculate the value of the Loan Division as follows:

a.              The value of the Loan Division on the prior Valuation Date; plus

b.              Any loan interest credited to the Loan Division during the Valuation Period; plus

c.              An amount equal to any additional loans since the prior Valuation Date; minus

d.              Any loan repayments, including payment of loan interest; plus

e.              The amount of accrued loan interest if the Valuation Date is a policy anniversary; minus

f.                The amount of loan interest credited to the Loan Division during the year if the Valuation Date is a policy anniversary.

On policy anniversaries, we transfer any amount of loan interest credited to the Loan Division during the year from the Loan Division to the Subaccounts of the Separate Account and Guaranteed Interest Division according to your premium allocation instructions then in effect.

DEDUCTIONS

MONTHLY DEDUCTION

The Monthly Deduction is equal to:

a.              The monthly cost of insurance charge for your policy and the other monthly charges shown in your Guaranteed Maximum Policy Charges Schedule; plus

b.              The monthly charges, if any, for additional benefits provided by your riders.

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The Monthly Deduction is taken from the Subaccounts of the Separate Account and Guaranteed Interest Division as of the Monthly Processing Date as described in the prospectus in effect at the time of the transaction. You may designate a single source from which we will take the Monthly Deduction. We will show the Monthly Deductions in periodic reports that we send you at least once per policy year, and we show the guaranteed maximum monthly charges in your Guaranteed Maximum Policy Charges Schedule. After Attained Age 121, we will not subtract any further Monthly Deductions.

Cost of Insurance

The cost of insurance charge for your policy is the sum of the cost of insurance for all Segments. Each Segment's cost of insurance is the cost of insurance rate for the risk class for that Segment, multiplied by the net amount at risk allocated to that Segment. It is determined on a monthly basis.

We use the net amount at risk to determine the cost of insurance charges; it is equal to (a) divided by (b), minus (c), where:

(a)     Is the sum of the Base Death Benefit for each Segment as of the Monthly Processing Date (after subtracting those Monthly Deductions that are deducted before calculating the Base Death Benefit cost of insurance);

(b)     Is the result of one plus the monthly equivalent of the guaranteed minimum interest rate for the Guaranteed Interest Division as shown in your Policy Features and Benefits Schedule; and

(c)     Is the Account Value as of the Monthly Processing Date after the Monthly Deduction (after subtracting those Monthly Deductions that are deducted before calculating the Base Death Benefit cost of insurance).

We will allocate the net amount at risk to a Segment in the same proportion as that Segment’s Stated Death Benefit bears to the sum of the Stated Death Benefits for all Segments.

We will determine the cost of insurance rate for each Segment from time to time. Different rates will apply to each Segment. We will base the rates on the gender and Segment Age as of the Segment effective date, the duration since the coverage began and the Segment risk class of the Insured.

Transaction Charges

We may deduct transaction charges, as described in your Guaranteed Maximum Policy Charges Schedule, at the time of the applicable transaction.

Redemption Fees

If applicable, we may deduct the amount of any redemption fees imposed by the underlying mutual funds resulting from partial withdrawals, transfers or other transactions you initiate. Redemption fees, if applicable, are separate and distinct from any transaction charges or any other charges deducted from the Account Value.

ADJUSTMENT TO POLICY COST FACTORS

We may periodically change the rates for the cost of insurance and other charges, or the interest rates we credit to the Guaranteed Interest Division. We will base any changes on our expectations of the following future cost factors: mortality, expenses including taxes, persistency, investment earnings and reinsurance. Any change will apply to all policies of the same Age, gender and risk class for the Insured that have been in force for the same period. The cost of insurance and expense charge rates will never exceed the guaranteed maximum rates shown in your Guaranteed Maximum Policy Charges Schedule.

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The interest rates we credit to the Guaranteed Interest Division will never be less than the guaranteed minimum interest rate shown in your Policy Features and Benefits Schedule. We will not adjust cost of insurance rates, other charges or the interest rates we credit to the Guaranteed Interest Division to recover past losses.

Policy LOAN PROVISIONS

LOANS

You may give us notice requesting a loan, secured only by your policy, on or after the first Monthly Processing Date. The minimum and maximum amount you may borrow is shown in your Policy Features and Benefits Schedule. However, requesting a maximum loan may cause your policy to enter the Grace Period after the next policy anniversary.

The Loan Amount equals:

a.              Any outstanding loan plus accrued loan interest as of the beginning of the policy year; plus

b.              New loans; plus

c.              Accrued but unpaid loan interest; minus

d.              Loan repayments.

If the Loan Amount equals or exceeds the Account Value, you must pay a premium sufficient to keep your policy in force. For details, see the Grace Period section. Loans may generate an income tax liability, reduce the available Surrender Value and Death Benefit Proceeds or cause your policy to lapse.

When you take a loan or you do not pay the loan interest in cash when due, we will transfer an amount equal to the loan or unpaid loan interest, respectively, from the Subaccounts of the Separate Account and the Guaranteed Interest Division to the Loan Division to secure the loan. Unless you request otherwise, we will transfer this amount from the Subaccounts of the Separate Account and the Guaranteed Interest Division in the same proportion that the value in each bears to the Net Account Value as of the date the transfer is effective.

LOAN INTEREST

We charge you loan interest on the amount in the Loan Division. The guaranteed maximum loan interest rate charged on loans is shown in your Policy Features and Benefits Schedule. The current loan interest rate charged may be less than the maximum rate and may change from time to time. We will notify you of the current loan interest rate when you receive a loan and give you reasonable advance notice of any increase in the current loan interest rate. Loan interest is due and payable at the end of each policy year. If loan interest is not paid when due, it is added to the Loan Amount. For details, see the Loans section.

We credit you loan interest on the amount in the Loan Division. The portion of your Account Value subject to a loan may accumulate at a different rate than the portion of your Account value not subject to a loan, but it will not accumulate at a rate that is less than the guaranteed minimum interest rate credited on loans shown in your Policy Features and Benefits Schedule. The current loan interest rate credited may be more than the minimum rate and may change from time to time. Interest we credit becomes part of the Loan Division until the end of the policy year when we transfer it to the Subaccounts of the Separate Account and/or the Guaranteed Interest Division according to your most recent premium allocation instructions.

We will not terminate your policy in a policy year as the sole result of a change in the loan interest rate in that policy year; and will maintain coverage until your policy would have otherwise terminated without the change in loan interest rate in such policy year.

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LOAN REPAYMENTS

You may repay all or part of a loan at any time while your policy is in force. Unless you indicate otherwise, we will apply any payments other than Scheduled Premiums as loan repayments and not as premiums. Unless you indicate otherwise, when you make a loan repayment we will transfer an amount equal to the loan repayment from the Loan Division to the Subaccounts of the Separate Account and/or the Guaranteed Interest Division according to your most recent premium allocation instructions.

PARTIAL WITHDRAWAL PROVISIONS

PARTIAL WITHDRAWALS

A partial withdrawal is a withdrawal of a portion of the Net Surrender Value. Taking a partial withdrawal may result in a surrender charge and may reduce your Death Benefit Proceeds. We deduct a partial withdrawal service fee each time you take a partial withdrawal. The maximum amount of the partial withdrawal service fee and the surrender charge are shown in your Guaranteed Maximum Policy Charges Schedule.

You may give us notice requesting a partial withdrawal on any Valuation Date after the first policy anniversary. The partial withdrawal will be effective as of the Valuation Date after we approve your request. The minimum and maximum partial withdrawal amounts are shown in your Policy Features and Benefits Schedule. We may limit the number of partial withdrawals in a policy year to the number shown in your Policy Features and Benefits Schedule. We may also limit the amount of the partial withdrawal so that, immediately after the requested partial withdrawal, the Target Death Benefit is at least equal to the Minimum Death Benefit we require to issue your policy.

Unless you request otherwise, the amount withdrawn will be taken from the Subaccounts of the Separate Account and the Guaranteed Interest Division in the same proportion that the value in each bears to the Net Account Value immediately prior to the partial withdrawal. However, an amount withdrawn from the Guaranteed Interest Division may not exceed the total partial withdrawal multiplied by the ratio of the Account Value in the Guaranteed Interest Division to the Net Account Value immediately prior to the partial withdrawal. We deduct the partial withdrawal service fee from the Subaccounts of the Separate Account and the Guaranteed Interest Division in the same proportion that the value in each bears to the Net Account Value immediately after the partial withdrawal.

PARTIAL WITHDRAWAL EFFECT ON DEATH BENEFIT

A partial withdrawal does not reduce the Stated Death Benefit when:

a.              The Base Death Benefit has been increased to qualify your policy as life insurance under the Internal Revenue Code; and

b.              The amount withdrawn is not greater than that which reduces the Account Value to the level that no longer requires the Base Death Benefit to be increased for Internal Revenue Code purposes.

In all other situations, a partial withdrawal may reduce the Stated Death Benefit, depending on the death benefit option in effect:

a.              For a policy with Death Benefit Option 1, a partial withdrawal reduces the Stated Death Benefit by the amount of the partial withdrawal;

b.              For a policy with Death Benefit Option 2, a partial withdrawal does not reduce the Stated Death Benefit; and

c.              For a policy with Death Benefit Option 3, a partial withdrawal reduces the Stated Death Benefit by any partial withdrawal amount in excess of premiums paid, minus prior partial withdrawals, to the date of the partial withdrawal.

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If a partial withdrawal reduces the Stated Death Benefit, it will also reduce the Target Death Benefit by an equal amount. Any reduction in death benefit or Account Value will occur as of the Valuation Date after we approve your partial withdrawal request. We will notify you if a partial withdrawal results in a change to the death benefit. We may ask you to return your policy to our Customer Service Center to make this change. We will limit the amount of the partial withdrawal such that, immediately after the requested partial withdrawal, the death benefit is at least equal to the Minimum Death Benefit.

SURRENDER PROVISIONS

POLICY SURRENDERS

You may give us notice requesting a surrender of your policy at any time after the Right to Examine Period and before the death of the Insured, and receive the Net Surrender Value. We will compute the Net Surrender Value as of the Valuation Date we receive both your notice to surrender and your policy at our Customer Service Center. We will cancel your policy as of the date we receive your notice, and you will not have any further benefits under your policy. You cannot reinstate your policy once you have surrendered it.

We will pay the Net Surrender Value in one lump sum unless you request an alternate method of payment. We describe other available payout methods in the Settlement Options Provisions section.

Surrender Value

Surrender Value is the Account Value minus surrender charges, if any. The Surrender Value will not be less than the minimums required as of the Policy Date by the NAIC Variable Life Insurance Regulation, model #270, using Actuarial Guideline XXIV.

Net Surrender Value

The Net Surrender Value on any date equals:

a.              The Surrender Value; minus

b.              Any Loan Amount.

SURRENDER CHARGES

The surrender charge is the charge made against your Account Value in the event of surrender, policy lapse, a requested reduction in the Stated Death Benefit or certain partial withdrawals. A separate surrender charge will apply to each Segment of Stated Death Benefit. The surrender charge for this policy is the sum of the surrender charges for each Segment of Stated Death Benefit.

The surrender charge is shown in your Guaranteed Maximum Policy Charges Schedule. It depends on the Segment year, Segment Age, and Stated Death Benefit as shown in the Schedule. The surrender charge is based on the amount of Stated Death Benefit surrendered and may change upon any increase or decrease in the policy’s death benefit.

During the surrender charge period for a given Segment of coverage, if you request a decrease to the Stated Death Benefit or take a partial withdrawal that causes the Stated Death Benefit to decrease, the surrender charge amount will decrease in the same proportion that the Stated Death Benefit decreases.

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If there is a decrease in the Stated Death Benefit, we deduct the applicable surrender charge from your Account Value. The amount of the surrender charge that we will deduct will equal the surrender charge in effect before the decrease minus the surrender charge in effect after the decrease. A surrender charge is not deducted from your Account Value if the Stated Death Benefit is decreased because the death benefit option is changed. If the surrender charge deducted from your Account Value causes your Net Account Value to become zero or less, you may enter the Grace Period. See Grace Period and Lapse section.

BASIS OF COMPUTATION

We have filed a detailed statement of the method of computation of the policy values with the insurance department of the state in which your policy was delivered, if required.

GRACE PERIOD, TERMINATION AND REINSTATEMENT PROVISIONS

GRACE PERIOD AND LAPSE

On a Monthly Processing Date, if the Net Account Value is zero or less, your policy will enter into the Grace Period for 61 days.

Once your policy has entered the Grace Period, to keep it in force you must make a required premium payment. This required premium payment will be equal to the past due charges plus an amount we expect to be sufficient to keep your policy and any riders in force for 2 months following receipt of this required premium payment. We will mail notice of the amount of this required premium payment to you and any assignee at the last known address at least 30 days before the end of the Grace Period. If you send this required premium payment by U.S. mail, postmarked within the Grace Period, we will apply the Net Premium payment to your policy and deduct the past due amounts. We will consider any required premium payment received by us within 7 days of the end of the Grace Period as having been mailed within the Grace Period.

If you do not send to us at least the required premium payment by the end of the Grace Period, your policy will lapse. Lapse means that your policy terminates without value.

If the death of the Insured occurs during the Grace Period, we will deduct any unpaid Monthly Deductions from the Death Benefit Proceeds of your policy. If you surrender your policy during the Grace Period, we will deduct any unpaid Monthly Deductions from the Net Surrender Value.

TERMINATION

All coverage provided by your policy will end as of the earliest of:

a.              The date your policy is surrendered;

b.              The date of the Insured's death; or

c.              The date your policy lapses (when the Grace Period ends without payment of the required premium).

Coverage provided by your riders will end according to their terms.

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REINSTATEMENT

Reinstatement means putting a lapsed policy back in force. If your policy has lapsed at the end of the Grace Period, we will reinstate your policy if you meet all of the conditions listed below. The effective date of reinstatement will be the Monthly Processing Date on or next following the date you meet all of the conditions. If you have met all of the conditions listed below, and the Insured’s Death occurs before the Monthly Processing Date on which we reinstate your policy, we will pay the Death Benefit Proceeds as of that Monthly Processing Date. We will allow reinstatement subject to the following conditions:

a.              You have not surrendered your policy for its Net Surrender Value;

b.              We receive your notice to reinstate your policy on or before the earlier of:

1.              5 years after the date your policy lapses, or
2.              Attained Age 121;

c.              You submit evidence satisfactory to us that the Insured is still insurable according to our normal rules of underwriting applicable to the original risk class and rating of your policy;

d.              We receive payment of a premium that is at least equal to an amount projected to keep your policy and any applicable riders in force from the beginning of the Grace Period to the end of the expired Grace Period and for an additional 2 months after the date of reinstatement. We will notify you of this required reinstatement premium amount in a reinstatement letter; and

e.              We receive any requested payment amounts within the period provided in the reinstatement letter.

Once we reinstate your policy:

a.              We will reinstate the Loan Amount, if any, calculated as of the end of the Grace Period;

b.              The policy’s fees and charges, including the Monthly Deduction, will be determined as if your policy had not lapsed;

c.              The Net Premium received minus past due amounts will be allocated either to the Subaccounts of the Separate Account and the Guaranteed Interest Division according to the premium allocation percentages in effect at the start of the Grace Period, or as directed by you in writing at the time of reinstatement; and

d.              The Account Value on the reinstatement date will equal:

1.              The Account Value at the end of the Grace Period; plus
2.              The Net Premium paid on reinstatement; minus
3.              Any unpaid Monthly Deductions through the end of Grace Period.

You may reinstate your riders subject to the provisions in the rider forms.

GENERAL POLICY PROVISIONS

YOUR POLICY

Your initial policy, including a copy of your application and any amendments, endorsements and riders, plus any subsequent applications for changes to your policy or reinstatement and Schedules, amendments, and endorsements, make up your entire policy between you and us. We will attach a copy of your original application to your policy at issue. If there is a change in coverage, we will send you a copy of any application and any applicable Schedules for you to attach to your policy. In the absence of fraud, we will consider all statements made in your initial application, and any application for reinstatement, as representations and not warranties. No statement will be used to deny a claim unless it is in an application that is made part of your policy.

Both our president, or an officer, and our secretary or assistant secretary must sign all changes to your policy. No other person can change any of your policy's terms and conditions.

Your policy does not participate in our surplus earnings.

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REQUIRED NOTICE AND PROCEDURES

Unless we provide otherwise, you must send us notice of all selections, designations, assignments and requests in a written form acceptable to us. You should send any notice to our Customer Service Center at P.O. Box 5065, Minot, ND 58702-5065. For overnight delivery, the address is 2000 21st Ave. NW, Minot, ND 58703-0890. We may require a return of your policy or proof of your lost policy for the surrender of, or any change to, your policy. We are not liable for any action we take before we receive and record your written notification at our Customer Service Center.

Where applicable, all changes to your policy will be subject to our normal rules of underwriting, to include availability of reinsurance coverage, risk classifications and ratings.

In the event of the death of the Insured, please let us know as soon as possible. Once we receive notification of the Insured’s death, we will promptly send claim filing instructions to you or the beneficiary. We may require proof of Age and a certified copy of the death certificate. We may require the beneficiary and next of kin to sign authorizations as part of due proof of the death claim. These authorization forms allow us to obtain information about the decedent, including, but not limited to, medical records of physicians and hospitals used by the decedent.

AGES

Age

Age is the age of the Insured on his or her birthday nearest the Policy Date. We issue your policy at the Age shown in your Schedule.

Attained Age

Attained Age is the Insured's Age as of the Policy Date plus the number of completed policy years.

Segment Age

Segment Age is the age of the Insured on his or her birthday nearest the first day of the Segment.

INSURED

Insured

The Insured is the person whose life is insured by your policy. The Insured’s name is shown in your Schedule, and the Insured may or may not be the owner of your policy. Insureds between Ages 0-15 are classified as non-tobacco users, and this classification automatically continues at Age 16 and above.

OWNERS

The original owner is the person or entity named as the owner in your application. You, as the owner, can exercise all rights and receive the benefits until the Insured's death. This includes the right to change the owner, beneficiaries and methods for the payment of Death Benefit Proceeds. All rights of the owner are subject to the rights of any assignee and any irrevocable beneficiary.

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You may name a new owner by sending us notice. Unless you state otherwise, the new owner designation will take effect on the date you sign the notice, subject to any payments or actions we take prior to receipt of your notice at our Customer Service Center.

BENEFICIARIES

Your beneficiary designation will be on file with us or at a location designated by us. Until the Insured's death, you may name a new beneficiary by sending us notice. An irrevocable beneficiary cannot be changed without the consent of the irrevocable beneficiary. Unless you state otherwise, the new beneficiary designation will take effect on the date you sign the notice, subject to any payments or actions we take prior to receipt of your notice at our Customer Service Center. We will pay Death Benefit Proceeds to the beneficiaries listed on your most recent beneficiary designation and we will not be subject to multiple payments.

We will pay the Death Benefit Proceeds to the primary beneficiary or beneficiaries surviving the Insured's death. If no primary beneficiaries survive the Insured's death, we will pay the surviving contingent beneficiary or beneficiaries. If more than one beneficiary in a class survives the Insured's death, they will share the Death Benefit Proceeds equally, unless your beneficiary designation provides otherwise. We will pay the Death Benefit Proceeds to you or your estate if there is no surviving designated beneficiary.

CHANGE RIGHT

If for any reason within the first 2 policy years you no longer want a policy in which values vary with the investment experience of the Subaccounts of the Separate Account, we will change your policy. The change will be implemented by transferring the Account Value in all the Subaccounts of the Separate Account into the Guaranteed Interest Division and removing your future right to choose to allocate Account Value to the Subaccounts of the Separate Account.

ASSIGNMENT

You may assign your policy as security by giving us notice. Unless you state otherwise, the assignment will take effect on the date you sign the notice, subject to any payments or actions we take prior to receipt of your notice at our Customer Service Center. The rights of the owner and beneficiaries are subject to the assignment. We are not liable for the validity of any assignment.

INCONTESTABILITY

After your policy has been in force during the lifetime of the Insured for 2 years from the date of issue, we will not contest its validity, except for nonpayment of premiums. After your policy has been in force during the lifetime of the Insured for 2 years from the effective date of any approved request requiring underwriting, we will not contest the validity of the approved request, except for nonpayment of premiums. We will base any contest only on statements made in your application for your policy or in your request requiring underwriting, whichever is applicable; and the statements must be material to the risk accepted or the hazard assumed by us. Notwithstanding the above, we may contest your policy at any time if it was procured by fraud, as permitted by the law of the state in which your policy was delivered.

MISSTATEMENT OF AGE OR GENDER

We will adjust the death benefit if the Insured's Age or gender has been misstated. Notwithstanding the Incontestability section, the death benefit will be equal to the death benefit that would have been purchased at the Insured’s correct Age and Gender using the most recent cost of insurance charge and adjusting the net amount at risk by the ratio of the incorrect cost of insurance rate to the correct cost of insurance rate.

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CHANGE IN TOBACCO USE

If there is a change in the Insured's tobacco use habits during the time your policy is in force, you may apply for a change to the Insured's risk class by sending notice to us at our Customer Service Center. Your policy must have been in force for one year from the Policy Date before you may make your request. We will base any change on our normal rules of underwriting.

SUICIDE EXCLUSION

If the Insured commits suicide, while sane or insane, within 2 policy years of the date of issue, we will make a limited payment to the beneficiary. We will pay in one lump sum the amount of all premiums paid to us during that time, minus any Loan Amount and partial withdrawals. Coverage under your policy and all riders will then terminate.

If after 2 policy years from the date of issue and within 2 Segment years of the effective date of a new Segment, an increase in any other benefit, or any action requiring underwriting, the Insured commits suicide, while sane or insane, we will make a limited payment to the beneficiary for the new Segment, increase or benefit. This payment will equal the cost of insurance and any applicable monthly administrative charges deducted for such Segment or other increase. Coverage under that Segment or increase will then terminate.

DEFERRAL OF PAYMENT

We will mail payments in response to your notice requesting a partial withdrawal, a loan or surrender within 7 days of receipt and approval of your notice.

We may postpone, however, the processing of any Separate Account transaction because of the following conditions:

a.              The NYSE is closed, other than customary weekend and holiday closings;

b.              The SEC declares that a state of emergency exists such that determination and payment from the Separate Account is not reasonably practicable to determine the Account Value in the Subaccounts;

c.              Trading on the NYSE is restricted by the SEC; or

d.              A government body having jurisdiction over the Separate Account by order permits such suspension.

The rules and regulations of the SEC, if any, apply and govern whether the conditions described in b., c. and d. exist.

We may defer payment from the Guaranteed Interest Division of any partial withdrawal, surrender or loan, except for any loan used to pay premiums, for up to 6 months after receipt of your notice. We will not defer payment of Death Benefit Proceeds.

PERIODIC REPORTS

We will send you, without charge, at least once each year a report that shows the report period date, the Account Value, the Surrender Value, the amounts credited and debited to your policy, the death benefit, any outstanding loans and a notice if your policy will enter the Grace Period before the end of the next reporting period based on guaranteed charges and no additional premium payments. The report will also show the allocation of the Account Value as of the date of the report and the amounts added to or deducted from the Account Value since the last report. The report will include any other information required by the Interstate Insurance Product Regulation Commission or the state in which your policy is delivered.

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ILLUSTRATION OF BENEFITS AND VALUES

You may give us notice requesting a hypothetical illustration of future death benefits and Account Values. Notice should be given as provided in the Required Notice and Procedures section. This illustration will include the information required by the laws of the state where your policy is delivered. If you request more than one illustration during a policy year, we reserve the right to charge a reasonable fee for each additional illustration. The maximum amount of this fee is shown in your Guaranteed Maximum Policy Charges Schedule.

ING CUSTOMER SERVICE CENTER

The ING Customer Service Center is located at P.O. Box 5065, Minot, ND 58702-5065. For overnight delivery, the address is 2000 21st Ave NW, Minot, ND 58703-0890. Unless we give you notice otherwise, you should send:

a.              All payments to the address on any provided premium notice or coupon and return envelope; and

b.              All other payments, notices and requests to the Customer Service Center as provided in the Required Notice and Procedures section.

SETTLEMENT OPTIONS PROVISIONS

SETTLEMENT OPTION SELECTION

A Settlement Option provides for payment of Death Benefit Proceeds or the Net Surrender Value in other than a lump sum. You may select a Settlement Option by giving us notice before the death of the Insured. If you have not selected a Settlement Option, the beneficiary may give us notice within 30 days after we receive due proof of the death claim. You may not name a payee that is not a natural person without our consent.

SETTLEMENT OPTIONS

a.              Settlement Option I:

Payouts for a Designated Period. Based on your selection, we will pay annual, semi-annual, quarterly or monthly installments per year for a designated period that may be 5 to 30 years. The installment dollar amounts will be equal except for any excess interest as described below. The amount of the first monthly payout for each $1,000.00 of proceeds applied is in Settlement Table I.

b.              Settlement Option II:

Life Income with Payouts for a Designated Period. Based on your selection, we will pay annual, semi-annual, quarterly or monthly installments per year throughout the payee's lifetime, or if longer, for a period of 5, 10, 15 or 20 years. The installment dollar amounts will be equal except for any excess interest as described below. The amount of the first monthly payout for each $1,000.00 of proceeds applied is in Settlement Option Table II. This Settlement Option is available only for ages shown in the table. Payouts for Settlement Option II will be determined by using the 2000 Individual Annuity Mortality Table for the appropriate gender at 1.50% interest.

c.              Settlement Option III:

Hold at Interest. You may leave amounts on deposit with us that we will pay on the death of the payee, or at any earlier date you select. Interest on any unpaid balance will be at the rate declared by us or at any higher rate required by law. You select whether interest will be left on deposit with us and accumulated or paid to you in monthly, quarterly, semi-annual or annual payments each year. You may not leave any amount on deposit for more than 30 years.

d.              Settlement Option IV:

Payouts of a Designated Amount. Based on your selection, we will pay a designated amount in annual, semi-annual, quarterly or monthly equal installments per year until the proceeds, together with interest at the rate declared by us or at any higher rate required by law, are exhausted.

e.              Settlement Option V:

Other. Settlement may be made in any other manner as agreed in writing between you (or the beneficiary) and us.

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SETTLEMENT OPTION CHANGES AND WITHDRAWALS

You may change any Settlement Option at any time before the Insured’s Death. If you have given the beneficiary the right to make changes or withdrawals, or if the beneficiary has selected the Settlement Option, the beneficiary (as primary payee) may take the following actions:

a.              Make a change from Settlement Options I, III, and IV to another Settlement Option;

b.              Take a full withdrawal under Settlement Option III or IV; and partial withdrawals of not less than $300.00 under Settlement Option III;

c.              Commute and receive in one sum any remaining installments under Settlement Option I at 1.50% interest; and

d.              Change any contingent payee designation.

You may give us notice requesting a change or withdrawal. We may require that you send in the supplementary policy or provide proof of your lost policy. We may defer payment of a commuted payment and any withdrawals for a period up to 6 months.

SETTLEMENT OPTION EXCESS INTEREST

We may declare an interest rate above the guaranteed rate on Settlement Options I, II, III and IV. The crediting of excess interest for one period does not guarantee the higher rate for other periods.

SETTLEMENT OPTION MINIMUM AMOUNTS

The minimum amount you may apply under any Settlement Option is $2,000.00. If the payments to the payee are ever less than $20.00, we may change the frequency of payments to result in payments of at least that amount.

SUPPLEMENTARY POLICY

When a Settlement Option becomes effective, we will surrender your policy in exchange for a supplementary policy. It will provide for the manner of settlement and rights of the payees. The supplementary policy’s effective date will be the date of the Insured’s death or the date of surrender. The first payment under Settlement Options I, II, and IV will be payable as of the effective date. The first interest payment under Settlement Option III will be made as of the end of the interest payment period selected. We will make subsequent payments in accordance with the frequency of payment selected. You may not assign the supplementary policy or payments without our consent.

INCOME PROTECTION

Unless otherwise provided in the selection, a payee does not have the right to commute, transfer or encumber amounts held or installments to become payable. To the extent provided by law, the proceeds, retained amounts and installments are not subject to any payee's debts, policies or engagements.

DEATH OF PRIMARY PAYEE

On the primary payee's death, we will continue any payments certain under Settlement Option I or II, interest payments under Settlement Option III, or payments under Settlement Option IV to the contingent payee; or release any amounts in one lump sum, if permitted by your policy. The final payee will be the estate of the last to die of the primary payee and any contingent payee.

PAYMENTS OTHER THAN MONTHLY

The tables that follow show monthly installments for Settlement Options I and II. To arrive at annual, semi-annual or quarterly payments, multiply the appropriate figures by 11.813, 5.957 or 2.991 respectively. We will provide factors for other periods certain, or for other options provided by mutual agreement, on reasonable request.

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SETTLEMENT OPTION TABLES

SETTLEMENT OPTION TABLE I

(Per $1,000.00 of proceeds)

No. of Years Payable	Monthly Installment	No. of Years Payable	Monthly Installment
5	$17.28	18	$5.27
6	$14.51	19	$5.03
7	$12.53	20	$4.81
8	$11.04	21	$4.62
9	$9.89	22	$4.44
10	$8.96	23	$4.28
11	$8.21	24	$4.13
12	$7.58	25	$3.99
13	$7.05	26	$3.86
14	$6.59	27	$3.75
15	$6.20	28	$3.64
16	$5.85	29	$3.54
17	$5.55	30	$3.44

We base these monthly installments on an interest rate of 1.50% per year.

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Settlement option tables (continued)

SETTLEMENT OPTION TABLE II

Female

(Per $1,000.00 of proceeds)

Age of Payee's Nearest Birthday When First Installment is Payable	Monthly Installment				Age of Payee's Nearest Birthday When First Installment is Payable	Monthly Installment
Female	Life With 5 Years Certain	Life With 10 Years Certain	Life With 15 Years Certain	Life With 20 Years Certain	Female	Life With 5 Years Certain	Life With 10 Years Certain	Life With 15 Years Certain	Life With 20 Years Certain
15	1.92	1.92	1.92	1.92	41	2.57	2.56	2.56	2.55
16	1.94	1.94	1.94	1.94	42	2.61	2.60	2.60	2.59
17	1.95	1.95	1.95	1.95	43	2.65	2.64	2.64	2.63
18	1.97	1.97	1.97	1.97	44	2.69	2.69	2.68	2.67
19	1.99	1.99	1.99	1.99	45	2.74	2.73	2.73	2.71
20	2.01	2.01	2.01	2.00	46	2.79	2.78	2.77	2.76
21	2.02	2.02	2.02	2.02	47	2.84	2.83	2.82	2.80
22	2.04	2.04	2.04	2.04	48	2.89	2.88	2.87	2.85
23	2.06	2.06	2.06	2.06	49	2.94	2.94	2.92	2.90
24	2.08	2.08	2.08	2.08	50	3.00	2.99	2.98	2.95
25	2.10	2.10	2.10	2.10	51	3.06	3.05	3.03	3.00
26	2.13	2.12	2.12	2.12	52	3.12	3.11	3.09	3.06
27	2.15	2.15	2.15	2.14	53	3.19	3.18	3.16	3.12
28	2.17	2.17	2.17	2.17	54	3.26	3.25	3.22	3.18
29	2.19	2.19	2.19	2.19	55	3.33	3.32	3.29	3.24
30	2.22	2.22	2.22	2.21	56	3.41	3.39	3.36	3.30
31	2.25	2.24	2.24	2.24	57	3.49	3.47	3.43	3.37
32	2.27	2.27	2.27	2.27	58	3.58	3.56	3.51	3.44
33	2.30	2.30	2.30	2.29	59	3.67	3.65	3.59	3.51
34	2.33	2.33	2.32	2.32	60	3.77	3.74	3.68	3.58
35	2.36	2.36	2.35	2.35	61	3.87	3.84	3.77	3.66
36	2.39	2.39	2.39	2.38	62	3.98	3.94	3.86	3.73
37	2.42	2.42	2.42	2.41	63	4.10	4.05	3.96	3.81
38	2.46	2.45	2.45	2.44	64	4.22	4.16	4.06	3.88
39	2.49	2.49	2.49	2.48	65	4.35	4.29	4.16	3.96
40	2.53	2.53	2.52	2.51	66	4.49	4.42	4.27	4.04

We will provide monthly installments for ages not shown on request.

We base these monthly installments on the 2000 Individual Annuitant Mortality Table and an interest rate of 1.50% per year.

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Settlement option tables (continued)

SETTLEMENT OPTION TABLE II

Female (Continued)

(Per $1,000.00 of proceeds)

Age of Payee's Nearest Birthday When First Installment is Payable	Monthly Installment
Female	Life With 5 Years Certain	Life With 10 Years Certain	Life With 15 Years Certain	Life With 20 Years Certain
67	4.64	4.55	4.38	4.11
68	4.80	4.69	4.49	4.19
69	4.97	4.85	4.61	4.26
70	5.15	5.00	4.73	4.33
71	5.35	5.17	4.85	4.39
72	5.56	5.35	4.97	4.45
73	5.78	5.53	5.09	4.51
74	6.03	5.72	5.20	4.56
75	6.28	5.92	5.31	4.60
76	6.56	6.12	5.42	4.64
77	6.85	6.32	5.52	4.68
78	7.17	6.53	5.62	4.70
79	7.50	6.74	5.70	4.73
80	7.86	6.95	5.78	4.75
81	8.23	7.15	5.85	4.76
82	8.63	7.35	5.91	4.78
83	9.04	7.54	5.97	4.79
84	9.47	7.71	6.01	4.80
85	9.91	7.88	6.05	4.80
86	10.36	8.03	6.08	4.81
87	10.82	8.17	6.11	4.81
88	11.28	8.29	6.13	4.81
89	11.73	8.40	6.15	4.81
90	12.17	8.50	6.16	4.81

We will provide monthly installments for ages not shown on request.

We base these monthly installments on the 2000 Individual Annuitant Mortality Table and an interest rate of 1.50% per year.

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Settlement option tables (continued)

SETTLEMENT OPTION TABLE II

Male

(Per $1,000.00 of proceeds)

Age of Payee's Nearest Birthday When First Installment is Payable	Monthly Installment				Age of Payee's Nearest Birthday When First Installment is Payable	Monthly Installment
Male	Life With 5 Years Certain	Life With 10 Years Certain	Life With 15 Years Certain	Life With 20 Years Certain	Male	Life With 5 Years Certain	Life With 10 Years Certain	Life With 15 Years Certain	Life With 20 Years Certain
15	1.99	1.99	1.99	1.99	41	2.73	2.73	2.72	2.70
16	2.01	2.01	2.01	2.01	42	2.78	2.78	2.76	2.74
17	2.03	2.03	2.03	2.03	43	2.83	2.82	2.81	2.79
18	2.05	2.05	2.05	2.04	44	2.88	2.87	2.86	2.83
19	2.07	2.07	2.07	2.06	45	2.94	2.93	2.91	2.88
20	2.09	2.09	2.09	2.08	46	2.99	2.98	2.96	2.93
21	2.11	2.11	2.11	2.10	47	3.05	3.04	3.02	2.98
22	2.13	2.13	2.13	2.12	48	3.11	3.10	3.07	3.03
23	2.15	2.15	2.15	2.15	49	3.18	3.16	3.13	3.09
24	2.17	2.17	2.17	2.17	50	3.24	3.22	3.19	3.14
25	2.20	2.20	2.19	2.19	51	3.31	3.29	3.26	3.20
26	2.22	2.22	2.22	2.22	52	3.39	3.36	3.32	3.26
27	2.25	2.25	2.24	2.24	53	3.47	3.44	3.39	3.32
28	2.27	2.27	2.27	2.27	54	3.55	3.52	3.47	3.39
29	2.30	2.30	2.30	2.29	55	3.63	3.60	3.54	3.45
30	2.33	2.33	2.33	2.32	56	3.73	3.68	3.62	3.52
31	2.36	2.36	2.35	2.35	57	3.82	3.77	3.70	3.58
32	2.39	2.39	2.38	2.38	58	3.92	3.87	3.79	3.65
33	2.42	2.42	2.42	2.41	59	4.03	3.97	3.87	3.72
34	2.46	2.45	2.45	2.44	60	4.15	4.08	3.97	3.79
35	2.49	2.49	2.48	2.47	61	4.27	4.19	4.06	3.86
36	2.53	2.52	2.52	2.51	62	4.40	4.30	4.16	3.93
37	2.56	2.56	2.56	2.54	63	4.54	4.43	4.26	4.01
38	2.60	2.60	2.59	2.58	64	4.69	4.56	4.36	4.07
39	2.65	2.64	2.63	2.62	65	4.85	4.69	4.46	4.14
40	2.69	2.68	2.68	2.66

We will provide monthly installments for ages not shown on request.

We base these monthly installments on the 2000 Individual Annuitant Mortality Table and an interest rate of 1.50% per year.

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Settlement option tables (continued)

SETTLEMENT OPTION TABLE II

Male (Continued)

(Per $1,000.00 of proceeds)

Age of Payee's Nearest Birthday When First Installment is Payable	Monthly Installment
Male	Life With 5 Years Certain	Life With 10 Years Certain	Life With 15 Years Certain	Life With 20 Years Certain
66	4.98	4.83	4.57	4.21
67	5.15	4.98	4.68	4.27
68	5.34	5.13	4.78	4.33
69	5.53	5.29	4.89	4.39
70	5.74	5.45	5.00	4.45
71	5.95	5.62	5.10	4.50
72	6.18	5.80	5.21	4.54
73	6.42	5.97	5.31	4.58
74	6.68	6.15	5.40	4.62
75	6.95	6.33	5.49	4.66
76	7.23	6.52	5.58	4.68
77	7.53	6.70	5.66	4.71
78	7.85	6.88	5.73	4.73
79	8.17	7.06	5.80	4.75
80	8.52	7.24	5.86	4.76
81	8.87	7.41	5.92	4.78
82	9.24	7.57	5.97	4.79
83	9.62	7.73	6.01	4.80
84	10.01	7.88	6.05	4.80
85	10.41	8.02	6.08	4.81
86	10.81	8.14	6.10	4.81
87	11.22	8.26	6.13	4.81
88	11.63	8.37	6.14	4.81
89	12.04	8.47	6.16	4.81
90	12.45	8.55	6.17	4.81

We will provide monthly installments for ages not shown on request.

We base these monthly installments on the 2000 Individual Annuitant Mortality Table and an interest rate of 1.50% per year.

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YOUR POLICY IS A FLEXIBLE PREMIUM ADJUSTABLE VARIABLE UNIVERSAL LIFE INSURANCE POLICY.

Your policy provides Death Benefit Proceeds and other values that are variable when based on the investment experience of the Subaccounts of the Separate Account. The duration of coverage may be affected and these values may increase or decrease based on investment experience of the Subaccounts of the Separate Account chosen by you. We do not guarantee these values as a fixed dollar amount.

The Death Benefit Proceeds are payable on the Insured's death.

Flexible premiums are payable by you until Attained Age 121.

This policy is nonparticipating and is not eligible for dividends.

There is no maturity date.

To obtain information or make a complaint, contact Security Life of Denver Insurance Company

[ING Customer Service Center P.O. Box 5065 Minot, ND 58702-5065 Toll Free Number: 1-877-253-5050]

SECURITY LIFE OF DENVER INSURANCE COMPANY

A Stock Company

2521(VUL)-10/10